Exhibit 10.24

ASSET PURCHASE AGREEMENT

by and among

CHRISTENSEN FARMS & FEEDLOTS, INC.,

CHRISTENSEN FARMS MIDWEST, LLC,

SEABOARD FOODS OF IOWA, LLC,

SEABOARD FOODS LLC

and

WOODFORD CREEK FARMS LLP

Dated as of January 26, 2016

LIST OF SCHEDULES

Schedule 1.1(a)(i)	Colorado CFF Sites
Schedule 1.1(a)(ii)	Feed Mill
Schedule 1.1(a)(iii)	Truck Washes
Schedule 1.1(a)(ix)	Iowa Rolling Stock
Schedule 1.1(a)(x)(1)	SFI Contracts
Schedule 1.1(a)(x)(2)	Contract Producer Sites
Schedule 1.1(a)(xi)	SFI Acquired Permits
Schedule 1.1(a)(xii)	SFI Tangible Personal Property
Schedule 1.1(b)(vii)	Colorado Rolling Stock
Schedule 1.1(b)(viii)	Colorado Tangible Personal Property
Schedule 1.1(b)(ix)	SF Acquired Contracts
Schedule 1.1(b)(x)	Colorado Effluent Easements
Schedule 1.1(b)(xi)	SF Acquired Permits
Schedule 1.1(c)(i)	Woodford CFF Sites
Schedule 1.1(c)(ii)	Bare Land Property
Schedule 1.1(c)(iii)	Woodford Acquired Contracts
Schedule 1.1(c)(iv)	Iowa Effluent Easements
Schedule 1.1(c)(v)	Woodford Acquired Permits
Schedule 1.1(c)(vi)	Iowa Tangible Personal Property
Schedule 1.2(m)	Excluded Assets
Schedule 3.4	Consents
Schedule 3.5	Subsidiaries
Schedule 3.6(b)(i)	Owned Real Property
Schedule 3.6(b)(ii)	Leased Real Property
Schedule 3.7	Litigation
Schedule 3.8	Compliance with Laws
Schedule 3.9	Operation of the Business
Schedule 3.10	Absence of Changes
Schedule 3.11	Labor Matters
Schedule 3.11(d)	Employees and Independent Contractors
Schedule 3.11(e)	Government Contracting
Schedule 3.12(a)	Employee Benefit Plans
Schedule 3.13	Environmental and Safety
Schedule 3.14	Other Material Contracts
Schedule 3.16(a)	Intellectual Property
Schedule 3.17	Insurance Policies
Schedule 3.19	Taxes
Schedule 11.1(a)	Permitted Liens

LIST OF EXHIBITS

Exhibit A	Pig Inventory Value Methodology
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Transition Management Support and Services Agreement
Exhibit E	Form of Assignment of Easements
Exhibit F	Form of FIRPTA Certificates

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of this 26th day of January, 2016, is by and among Seaboard Foods of Iowa, LLC, a Delaware limited liability company ("SFI"), Seaboard Foods LLC, an Oklahoma limited liability company ("SF"), Woodford Creek Farms LLP, an Iowa limited liability partnership ("Woodford" and, together with SFI and SF, "Buyer Parties" and each individually a "Buyer Party"), Christensen Farms & Feedlots, Inc., a Minnesota corporation ("CFFI"), and Christensen Farms Midwest, LLC, a Minnesota limited liability company ("CFM" and, together with CFFI, "Seller Parties" and each individually a "Seller Party").  Each Seller Party and Buyer Party is sometimes individually referred to as a "Party," and they are sometimes collectively referred to as the "Parties."

RECITALS

A.Seller Parties own and operate the following facilities (the "Facilities"):

(i)hog confinement facilities located in Iowa and Colorado (collectively, the "CFF Sites") and more specifically identified and described on Schedule 1.1(a)(i) and Schedule 1.1(c)(i), respectively;

(ii)a feed mill located in Iowa Falls, Iowa (the "Feed Mill") and more specifically identified and described on Schedule 1.1(a)(ii); and

(iii)truck wash facilities (collectively, the "Truck Washes") located in Alden and Bloomfield, Iowa and more specifically identified and described on Schedule 1.1(a)(iii);

B.Seller Parties have entered into contract grower agreements with the owners of contract finisher facilities located in Iowa (collectively, the "Contract Producer Sites") and more specifically identified and described on Schedule 1.1(a)(x)(2);

C.Seller Parties are engaged in the business (the "Business") of (i) breeding, producing, marketing, distributing and selling pigs at, or from, the CFF Sites and the Contract Producer Sites and (ii) operating the Feed Mill and Truck Washes;

D.Each Seller Party desires to sell to certain of Buyer Parties, as set forth herein, substantially all of its assets used by one or both of Seller Parties in the Business, and Buyer Parties desire to purchase from Seller Parties such assets and assume certain liabilities of Seller Parties, upon the terms and conditions set forth herein (the "Acquisitions");

E.Buyer Parties and Seller Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Acquisitions and to prescribe certain conditions to the consummation of the Acquisitions; and

F.Capitalized terms used in this Agreement without definition have the respective meanings set forth in Article 11.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1Purchase and Sale of Acquired Assets.  Subject to the terms and conditions of this Agreement, at the Closing:

(a)Acquired Assets Purchased by SFI. SFI shall purchase from Seller Parties, and Seller Parties shall sell, transfer, assign, convey and deliver to SFI, or cause to be sold, transferred, conveyed, assigned and delivered to SF, free and clear of all Indebtedness and Liens (other than Permitted Liens), all right, title and interest of Seller Parties in, to and under the assets, properties, goodwill and other rights of every nature, kind and description, tangible and intangible, whether or not carried on the books of Seller Parties, in each case, that relate primarily or exclusively to the Business or that are used by or are held for the benefit of either Seller Party related primarily or exclusively to the Business (in each case, other than the SF Acquired Assets, the Woodford Acquired Assets and the Excluded Assets) (collectively, the "SFI Acquired Assets"), including the following:

(i)the real property owned by Seller Parties and comprising the CFF Sites located in Colorado, as more specifically identified and described on Schedule 1.1(a)(i) (specifically excluding all Improvements located thereon), together with all easements (other than the Effluent Easements), rights-of-way, water rights, oil, gas and mineral rights, wells, all other rights appurtenant thereto and all zoning rights, air rights and development rights, in each case, relating to CFF Sites located in Colorado;

(ii)the real property owned by Seller Parties and comprising the site of the Feed Mill, as more specifically identified and described on Schedule 1.1(a)(ii), together with all Improvements located thereon and all easements, rights-of-way, water rights, oil, gas and mineral rights, wells, all other rights appurtenant thereto and all zoning rights, air rights and development rights, in each case, relating to Feed Mill;

(iii)the real property owned by Seller Parties and comprising the sites of the Truck Washes, as more specifically identified and described on Schedule 1.1(a)(iii), together with all Improvements located thereon and all easements, rights-of-way, water rights, oil, gas and mineral rights, wells, all other rights appurtenant thereto and all zoning rights, air rights and development rights, in each case, relating to the Truck Washes;

(iv)all unweaned, suckling pigs owned by Seller Parties that are located at the CFF Sites located in Iowa at the Effective Time (collectively, the "Iowa Unweaned Pig Inventory");

(v)all sows, boars, gilts and breeding stock owned by Seller Parties that are located at the CFF Sites located in Iowa at the Effective Time, including all bred sows, gestating sows, unbred sows, cull sows, unbred gilts and boars at the CFF Sites located in Iowa at the Effective Time (collectively, together with the Iowa Unweaned Pig Inventory, the "Iowa Breeding Stock"), and all unborn piglets of the Iowa Breeding Stock;

(vi)all weaned pigs, feeder pigs and grow-finish pigs owned by Seller Parties that are located at the CFF Sites located in Iowa and the Contract Producer Sites at the Effective Time (collectively, "Iowa Grow-Finish Inventory" and, together with the Iowa Breeding Stock, the "Iowa Swine Inventory");

(vii)all feed and feed ingredients owned by a Seller Party that are located at the CFF Sites located in Iowa, the Contract Producer Sites and the Feed Mill at the Effective Time (collectively, the "Iowa Feed Inventory");

(viii)all inventories of animal health supplies and medications, including injectable and other treatments, liquid propane and farm supplies and materials (other than Feed Inventory) owned by a Seller Party that are located at the CFF Sites located in Iowa and the Contract Producer Sites at the Effective Time (collectively, the "Iowa Other Inventory");

(ix)the vehicles, trucks, trailers and other rolling stock owned or leased by Seller Parties set forth on Schedule 1.1(a)(ix) that are located in Iowa (collectively, the "Iowa Rolling Stock");

(x)all of Seller Parties' rights and incidents of interest in, to and under the Contracts set forth on Schedule 1.1(a)(x)(1), including the contractor-producer Contracts related to the Contract Producer Sites identified and described on Schedule 1.1(a)(x)(2) and the lease Contracts related to the leased Iowa Rolling Stock (collectively, the "SFI Acquired Contracts");

(xi)to the extent assignable or transferable by Seller Parties, all Permits issued primarily or exclusively in connection with the operation of the Business in Iowa, in each case, other than the Woodford Permits, or the ownership, possession, occupancy or use of the Feed Mill or Truck Washes located in Iowa, including the Permits identified in Schedule 1.1(a)(xi), and all pending applications for any such Permits (collectively, the "SFI Acquired Permits");

(xii)all fixed assets, equipment, machinery, inventory, fixtures, furniture, computers and Software on the computers necessary to operate such hardware at the Facilities, tools, spare parts, supplies and other tangible personal property owned or leased by a Seller Party, in each case, that is (A) located at the Feed Mill, (B) located at a Truck Wash, (C) located at the Bloomfield, Iowa office, or (D) identified in Schedule 1.1(a)(xii) (the "SFI Tangible Personal Property");

(xiii)all claims, counterclaims, Actions, rights, recoveries, refunds, rights of offset or other rights related primarily or exclusively to the SFI Acquired Assets or to the Assumed Liabilities with respect to Iowa or the Business located in Iowa, whether choate or inchoate, known or unknown, contingent or noncontingent;

(xiv)the goodwill of Seller Parties related to the SFI Acquired Assets; and

(xv)all of Seller Parties' telephone numbers and facsimile numbers used primarily or exclusively in connection with the SFI Acquired Assets; and

(xvi)the Records, in each case, related to the SFI Acquired Assets or the Business in Iowa (other than Records with respect to the Woodford Acquired Assets).

(b)Acquired Assets Purchased by SF. SF shall purchase from Seller Parties, and Seller Parties shall sell, transfer, assign, convey and deliver to SF, or cause to be sold, transferred, conveyed, assigned and delivered to SF, free and clear of all Indebtedness and Liens (other than Permitted Liens), all right, title and interest of Seller Parties in, to and under the following assets, properties and rights (in each case, other than the SFI Acquired Assets, the Woodford Acquired Assets and the Excluded Assets) (collectively, the "SF Acquired Assets"):

(i)all Improvements located on the real property owned by Seller Parties and comprising the CFF Sites located in Colorado;

(ii)all unweaned, suckling pigs owned by Seller Parties that are located at the CFF Sites located in Colorado at the Effective Time (collectively, the "Colorado Unweaned Pig Inventory" and, together with the Iowa Unweaned Pig Inventory, collectively, the "Unweaned Pig Inventory");

(iii)all sows, boars, gilts and breeding stock owned by Seller Parties that are located at the CFF Sites located in Colorado at the Effective Time, including all bred sows, gestating sows, unbred sows, cull sows, unbred gilts and boars at the CFF Sites located in Colorado at the Effective Time (collectively, together with the Colorado Unweaned Pig Inventory, the "Colorado Breeding Stock"), and all unborn piglets of the Colorado Breeding Stock;

(iv)all weaned pigs, feeder pigs and grow-finish pigs owned by Seller Parties that are located at the CFF Sites located in Colorado at the Effective Time (collectively, "Colorado Grow-Finish Inventory" and, together with the Colorado Breeding Stock, the "Colorado Swine Inventory");

(v)all feed and feed ingredients owned by a Seller Party that are located at the CFF Sites located in Colorado at the Effective Time (collectively, the "Colorado Feed Inventory" and, together with the Iowa Feed Inventory, collectively, the "Feed Inventory");

(vi)all inventories of animal health supplies and medications, including injectable and other treatments, liquid propane and farm supplies and materials (other than Feed Inventory) owned by a Seller Party that are located at the CFF Sites located in Colorado at the Effective Time (collectively, the "Colorado Other Inventory" and, together with the Iowa Other Inventory, collectively, the "Other Inventory");

(vii)the vehicles, trucks, trailers and other rolling stock owned or leased by Seller Parties set forth on Schedule 1.1(b)(vii) that are located in Colorado (collectively, the "Colorado Rolling Stock" and, together with the Iowa Rolling Stock, collectively, the "Rolling Stock");

(viii)all fixed assets, equipment, machinery, inventory, fixtures, furniture, computers and Software on the computers necessary to operate such hardware at the Facilities, tools, spare parts, supplies and other tangible personal property owned or leased by a Seller Party and not otherwise identified in Section 1.1(a), in each case, that is (A) located at the Facilities in Colorado, (B) identified in Schedule 1.1(b)(viii), or (C) used or held for use primarily or exclusively in connection with the Business located in Colorado (the "Colorado Tangible Personal Property");

(ix)all of Seller Parties' rights and incidents of interest in, to and under the Contracts (in each case, other than the Colorado Effluent Easements) set forth on Schedule 1.1(b)(ix), including effluent and manure spreading agreements and the lease Contracts related to the leased Colorado Rolling Stock (collectively, the "SF Acquired Contracts");

(x)all of Seller Parties' rights and incidents of interest in, to and under the easements set forth on Schedule 1.1(b)(x) (collectively, the "Colorado Effluent Easements");

(xi)to the extent assignable or transferable by Seller Parties, all Permits issued primarily or exclusively in connection with the operation of the Business in Colorado or the ownership, possession, occupancy or use of the Facilities located in Colorado, including the Permits identified in Schedule 1.1(b)(xi), and all pending applications for any such Permits (collectively, the "SF Acquired Permits");

(xii)all claims, counterclaims, Actions, rights, recoveries, refunds, rights of offset or other rights related primarily or exclusively to the SF Acquired Assets or to the Assumed Liabilities with respect to Colorado or the Business located in Colorado, whether choate or inchoate, known or unknown, contingent or noncontingent;

(xiii)the goodwill of Seller Parties related to the SF Acquired Assets, the Business in Colorado and the Business as a going concern in Colorado;

(xiv)all of Seller Parties' telephone numbers and facsimile numbers used primarily or exclusively in connection with the SF Acquired Assets; and

(xv)the Records, in each case, related to the SF Acquired Assets or the Business in Colorado.

(c)Acquired Assets Purchased by Woodford. Woodford shall purchase from Seller Parties, and Seller Parties shall sell, transfer, assign, convey and deliver to Woodford, or cause to be sold, transferred, conveyed, assigned and delivered to Woodford, free and clear of all Indebtedness and Liens (other than Permitted Liens), all right, title and interest of Seller Parties in, to and under the following assets, properties and rights (in each case, other than the SF Acquired Assets and the Excluded Assets) (collectively, the "Woodford Acquired Assets" and, together with the SF Acquired Assets, the "Acquired Assets"):

(i)the real property owned by Seller Parties and comprising the CFF Sites located in Iowa, as more specifically identified and described on Schedule 1.1(c)(i), together with all Improvements located thereon and all easements (other than the Effluent Easements), rights-of-way, water rights, oil, gas and mineral rights, wells, all other rights appurtenant thereto and all zoning rights, air rights and development rights, in each case, relating to the CFF Sites located in Iowa;

(ii)three parcels of bare land identified and described on Schedule 1.1(c)(ii) (the "Bare Land Property"), together with all Improvements located thereon and all easements, rights-of-way, water rights, oil, gas and mineral rights, wells, all other rights appurtenant thereto and all zoning rights, air rights and development rights, in each case, relating to the Bare Land Property;

(iii)all of Seller Parties' rights and incidents of interest in, to and under the Contracts (in each case, other than the Iowa Effluent Easements) set forth on Schedule 1.1(c)(iii),  including effluent and manure spreading agreements (the "Woodford Acquired Contracts" and, together with the SFI Acquired Contracts and the SF Acquired Contracts, collectively, the "Acquired Contracts");

(iv)all of Seller Parties' rights and incidents of interest in, to and under the easements set forth on Schedule 1.1(c)(iv) (collectively, the "Iowa Effluent Easements" and, together with the Colorado Effluent Easements, collectively, the "Effluent Easements");

(v)to the extent assignable or transferable by Seller Parties, all Permits issued primarily or exclusively in connection with the ownership, operation, possession, occupancy or use of the CFF Sites located in Iowa, including the Permits identified in Schedule 1.1(c)(v), and all pending applications for any such Permits (collectively, the "Woodford Acquired Permits" and, together with the SFI Acquired Permits and the SF Acquired Permits, the "Acquired Permits");

(vi)all fixed assets, equipment, machinery, inventory, fixtures, furniture, computers and Software on the computers necessary to operate such hardware at the Facilities, tools, spare parts, supplies and other tangible personal property owned by a Seller Party and not otherwise identified in Section 1.1(a) or (b), in each case, that is (A) located at the CFF Sites in Iowa, (B) identified in Schedule 1.1(c)(vi), or (C) other than the Colorado Tangible Personal Property and the SFI Tangible Personal Property, used or held for use primarily or exclusively in connection with the Business and regardless of where located (collectively, the "Iowa Tangible Personal Property" and, together with the Feed Inventory, Other Inventory, Rolling Stock, SFI Tangible Personal Property and Colorado Tangible Personal Property, collectively, the "Tangible Personal Property");

(vii)the goodwill of Seller Parties related to the Woodford Acquired Assets, the Business in Iowa and the Business as a going concern in Iowa;

(viii)all of Seller Parties' telephone numbers and facsimile numbers used primarily or exclusively in connection with the Woodford Acquired Assets; and

(ix)the Records, in each case, related to the Woodford Acquired Assets.

1.2Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the following assets of Seller Parties (the "Excluded Assets") are not part of the sale and purchase contemplated hereby, are excluded from the Acquired Assets and shall be retained by Seller Parties and remain the property of Seller Parties following the Closing:

(a)all assets and property of Seller Parties unrelated or not used by or in connection with the Business;

(b)all vehicles, tractors, trailers and other rolling stock other than the Rolling Stock;

(c)cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority;

(d)all notes, accounts receivable, trade credits or other receivables arising in connection with the Business prior to the Closing;

(e)all right, title and interest in and to any Intellectual Property (other than the Software included on the computers that are part of the Acquired Assets), including for the avoidance of doubt, all right, title and interest in and to the name "Christensen" or any trademark or Internet domain name consisting of or containing the name "Christensen," any other trademarks or Internet domain names owned by Seller Parties;

(f)all Contracts, including the Packer Contracts, but excluding the Acquired Contracts and Effluent Easements (the "Excluded Contracts");

(g)all rights to receive refunds, credits and credit carry forwards with respect to any Taxes, in each case, to the extent attributable to a Pre-Closing Tax Period, including interest thereon, whether or not the foregoing is derived from the operation of the Acquired Assets;

(h)the corporate books and records of Seller Parties relating to the organization, maintenance, existence and good standing of Seller Parties as legal entities;

(i)to the extent related solely to a Retained Liability, any rights of each Seller Party against third parties related to or arising out of ownership of the Acquired Assets or operation of the Business prior to the Closing;

(j)all rights of each Seller Party under this Agreement and the Ancillary Agreements;

(k)all Employee Plans and all rights in connection with, and with respect to the assets associated with, any Employee Plan;

(l)subject to the requirements of Section 8.7, all rights of Seller Parties to any prepaid rentals, advance payments, deposits, advances and other prepaid items, including prepaid rent, purchase price and deposits with lessors, suppliers and utilities; and

(m)all Records other than the Records included in the Acquired Assets and those Records provided by Seller Parties in Seller Parties' electronic data room or located at the Facilities; and

(n)those assets of each Seller Party set forth on Schedule 1.2(n).

1.3Assumed Liabilities.  Subject to the terms and conditions of this Agreement and the Ancillary Agreements, Buyer Parties agree, at the Closing, to assume the Liabilities of Seller Parties arising under the Acquired Contracts, Effluent Easements and Acquired Assets to the extent relating to each Buyer Parties' respective ownership, management, control, operation or conduct of the Business or the Acquired Assets after the Closing Date and based on events or circumstances first occurring after the Closing Date, excluding Liabilities to the extent attributable to any breach of, default under or failure to perform the Acquired Contracts and Effluent Easements initiated, occurring or existing on or prior to the Closing Date or any Seller Parties' ownership, management, control, operation or conduct of the Acquired Assets on or prior to the Closing Date (collectively, the "Assumed Liabilities").

1.4Retained Liabilities.  Notwithstanding anything to the contrary in this Agreement, all Liabilities of each Seller Party, other than the Assumed Liabilities, are not part of the sale and purchase contemplated by this Agreement, shall be retained, paid, performed and discharged by Seller Parties and remain the sole responsibilities of Seller Parties following the Closing (the "Retained Liabilities"), including the following Liabilities:

(a)any Liability related to, or occurring or existing in connection with, or arising out of, the ownership or operation of the Business prior to the Closing;

(b)any Liability arising out of, in connection with or relating to any Indebtedness or Liens;

(c)any Liability arising from, in connection with or relating to (i) the breach of, default under or failure to perform any Contract, initiated, occurring or existing on or prior to the Closing Date or (ii) any Liability for payments or amounts due or other obligations that were required to be performed under any Contract, including the Acquired Contracts and Effluent Easements, on or prior to the Closing Date;

(d)any Liability arising from, in connection with or relating to any Excluded Asset;

(e)for a period of two years following the Closing Date, all Liabilities related to Environmental Laws or Environmental Conditions to the extent arising out of or relating to events or circumstances that occurred, existed or were initiated on or prior to the Closing Date, including those arising out of or otherwise related to (i) the ownership or operation of (A) the Owned Real Property or Leased Real Property (or any condition thereon) on or prior to the Closing Date or (B) the Business on or prior to the Closing Date, or (ii) the onsite or offsite transportation, storage, disposal, treatment or recycling of Hazardous Material generated by or taken onsite or offsite prior to and through the Closing Date, including, with respect to clauses (i) and (ii), (1) the Release or continuing Release of any Hazardous Material, regardless of by whom and (2) any noncompliance with or Liability under Environmental Laws;

(f)all Liabilities related to Environmental Laws or Environmental Conditions arising out of or otherwise related to the Excluded Assets or any other Real Property formerly owned, operated, licensed or otherwise used by each Seller Party, including (i) the Release or continuing Release of any Hazardous Material, regardless of by whom and (ii) any noncompliance with or Liability under Environmental Laws;

(g)all Liabilities for (i) Taxes of each Seller Party and their Affiliates, (ii) Taxes related to or imposed on the Acquired Assets or the Business for any Pre-Closing Tax Period, as determined under this Agreement, (iii) payments under any Tax allocation, sharing or similar arrangement (oral or written) between either Seller Party and any other Person (other than Buyer Parties), (iv) the Transfer Taxes described in Section 9.2 and (v) an obligation, if any, imposed under any bulk sale or transfer or fraudulent transfer Law of any jurisdiction, under any de facto merger Law, successor liability Law or any other Law or any similar Law applicable to the transactions contemplated hereby;

(h)any Liability arising out of, in connection with or relating to any Employee Plan, and any Liability for severance payments;

(i)any Liability of a Seller Party to any Affiliate of a Seller Party, including intercompany accounts and notes payable, and any Liability arising from or related to any Excluded Asset;

(j)any Liability of a Seller Party under this Agreement, the Ancillary Agreements or any other Contract between a Seller Party and a Buyer Party;

(k)any payment obligation for products, other goods or services provided to a Seller Party on or prior to the Closing Date;

(l)any Liability arising as a result of any Action (including, for the avoidance of doubt, any open workers' compensation claims against any Seller Party) initiated at any time or any action or omission by a Seller Party or any Affiliate of a Seller Party;

(m)any Liability for Selling Expenses;

(n)all trade accounts payable of each Seller Party;

(o)any Liability for any infringement, violation, misuse or misappropriation of the Intellectual Property owned, held or used by any Person other than a Seller Party arising on or prior to the Closing Date;

(p)any Liability to any current or former stockholder, optionholder, member, equity holder or debt holder of each Seller Party; and

(q)any Liabilities arising from or relating to an assignment or exchange in connection with the last sentence of Section 12.1.

1.5Total Consideration.

(a)The aggregate cash consideration payable by SFI to the account of Seller Parties for the SFI Acquired Assets (including the Feed Mill and the Truck Washes) at the Closing (the "SFI Purchase Price") shall be an amount equal to the sum of (i) $17,394,207, plus (iii) the value of the Iowa Swine Inventory, Iowa Feed Inventory, and Iowa Other Inventory at the Closing, as calculated, valued and sampled subject to and in accordance with Section 1.7 and Exhibit A.

(b)The aggregate cash consideration payable by SF to the account of Seller Parties for the SF Acquired Assets (the "SF Purchase Price") shall be an amount equal to the sum of (i) $4,270,705, plus (ii) the value of the Colorado Swine Inventory, Colorado Feed Inventory, and Colorado Other Inventory at the Closing, as calculated, valued and sampled subject to and in accordance with Section 1.7 and Exhibit A.

(c)The cash consideration payable by Woodford to the account of Seller Parties for the Woodford Acquired Assets (the "Woodford Purchase Price") shall be an amount equal to $75,761,875.

(d)The total consideration ("Total Consideration") payable by Buyer Parties to or for the account of Seller Parties in consideration for the Acquisitions and other transactions contemplated hereunder shall be an amount equal to the sum of the SFI Purchase Price, SF Purchase Price and Woodford Purchase Price, in each case, as adjusted, as applicable.

1.6Payment. If the Swine Inventory count is not required to be determined by the Parties in accordance with Section 1.7(a)(iv), Buyer Parties shall pay the full Total Consideration at Closing, which shall be set forth in the Funds Flow Statement as mutually agreed to by Buyer Parties and Seller Parties. If the Swine Inventory count has not been determined by the Closing Date in accordance with Section 1.7, the portion of the Total Consideration Buyer Parties shall pay at Closing shall be equal to the total Woodford Purchase Price, plus $17,394,207 from SFI, plus $4,270,705 from SF; plus the consideration for the Feed Inventory and Other Inventory, in each case, as calculated in accordance with Exhibit A and with respect to the Feed Inventory located at the Feed Mill, the Feed Mill Inventory Report; plus the consideration for all undisputed categories of Swine Inventory as calculated in accordance with Exhibit A and the February 6th (or February 5th, as the case may be) Swine Inventory Report; plus an amount equal to ninety-seven percent (97%), using the value methodology set forth on Exhibit A, of the value of the February 6th (or February 5th, as the case may be) Swine Inventory Report for any disputed category of Swine Inventory (subject to adjustments after the Closing Date in accordance with Section 1.7). Said amount shall be distributed at the Closing shall be set forth on, and distributed in accordance with, the Funds Flow Statement as follows: (a) an amount equal to the outstanding Indebtedness of Seller Parties for any of the Acquired Assets to be satisfied and discharged as of the Closing, if any, shall be set forth on, and delivered in accordance with, the Funds Flow Statement; (b) an amount equal to the unpaid Selling Expenses as of the Closing, if any, shall be set forth on, and delivered in accordance with, the Funds Flow Statement; and (c) an amount (the "Net Closing Cash Payment") equal to the difference of (i) the portion of the Total Consideration to be distributed at the Closing that remains after distribution of the amounts contemplated under (a) and (b),  minus (ii) any amounts determined by the Parties to be deducted from the Total Consideration for unpaid salary, wages, bonuses or benefits, if applicable, in accordance with Section 8.6(b), which Net Closing Cash Payment shall be set forth on, and delivered to Seller Parties in accordance with, the Funds Flow Statement. Subject to Section 1.7, any inventory count disputes shall be resolved, and payment of any remaining amount of the Total Consideration shall be made, no later than five days after the Closing Date.

1.7Valuation, Sampling and Adjustment Procedures. The purchase price set forth in Section 1.5 above for the values of Swine Inventory and Feed Inventory categories of Acquired Assets shall be determined and adjusted, as applicable, based on counts and qualities of such Acquired Assets in accordance with this Section 1.7 and Exhibit A:

(a)Swine Inventory.

(i)Seller Parties have provided to Buyer Parties a true and correct detailed inventory report of the Swine Inventory, by site, as of the close of business on January 22, 2016.  Seller Parties will provide to Buyer Parties a true and correct updated detailed inventory report of the Swine Inventory, by site, as of the close of business on January 29, 2016 (or such other date that is approximately eight days prior to Closing).  Each inventory report delivered pursuant to this Section 1.7 (a "Swine Inventory Report") will include separate counts for the Breeding Stock and Grow-Finish categories (consistent with the January 22, 2016 report).

(ii)Buyer Parties will select farm sites for inventory verification sampling counts that represent at least 10% of each category of the Swine Inventory reflected in the Swine Inventory Report.  A list of such verification sites will be communicated by Buyer Parties to Seller Parties in advance of the date selected for inventory verification.

(iii)On January 30 and/or January 31, 2016, physical verification count teams, including representatives of each of Buyer Parties, Seller Parties, and either KPMG LLP or SF's internal audit division (each, a "Count Team") will visit the sites selected by Buyer Parties in accordance with Section 1.7(a)(ii) and will determine via the process further described below whether the quantities of each category of the Swine Inventory at each such site (excluding sick, unhealthy, out of condition and/or dead animals) is within a three percent (3%) margin of error of the corresponding category of the Swine Inventory at such site reflected on the updated Swine Inventory Report. The Parties acknowledge that such determinations shall be made based on arriving at a total count made by reasonably experienced farm workers based on the number of pens, pen capacities and occupancy at such site. The Count Team representatives of KPMG LLP or SF's internal audit division will be present for observation purposes only to determine that the inventory counts are accurate in accordance with the terms hereof.

(A)If the quantities of any category of the Swine Inventory at a site (excluding sick, unhealthy, out of condition and/or dead animals) are determined by a Count Team to be within a three percent (3%) margin of error of the corresponding category of the Swine Inventory at such site reflected on the updated Swine Inventory Report, no further count with respect to such site will be needed prior to Closing.

(B)If the Count Team has a reasonable concern that the quantities of any category of the Swine Inventory at a site (excluding sick, unhealthy, out of condition and/or dead animals) are outside a three percent (3%) margin of error of the corresponding category of the Swine Inventory at such site reflected on the updated Swine Inventory Report, the Count Team will conduct a full, physical inventory count of such category of the Swine Inventory at such site.  If it is determined from this full, physical inventory count that the quantities of such category of the Swine Inventory at such site (excluding sick, unhealthy, out of condition and/or dead animals) is less or more than the corresponding amount on the updated Swine Inventory Report, the amount of such shortfall or windfall is referred to herein as a "Shortfall Amount" or "Windfall Amount" for such category of Swine Inventory.

(iv)After the Count Teams have completed their work at the selected sites, (A) if the sum of the Shortfall Amounts and Windfall Amounts for the applicable category of Swine Inventory is greater than an amount equal to one-half (1/2) of one percent (0.5%) of the total count for such category of the Swine Inventory reflected on the updated Swine Inventory Report with respect to such selected sites, or (B) if the Shortfall Amount for the applicable category of Swine Inventory at any site is greater than an amount equal to three percent (3%) of the amount of such category of the Swine Inventory at such site as reflected on the updated Swine Inventory Report; then, in either such case, the Parties shall cooperate in good faith to arrive at a mutually acceptable process for determining the Swine Inventory for purposes of Closing. If the Parties cannot agree to a mutually acceptable process for determining the Swine Inventory, the Parties may conduct a full, physical count of all Swine Inventory in the disputed category or categories at all sites.  If there remain any disputed amounts with respect to the Swine Inventory at 12:01 p.m. Central Time on February 2, 2016, the Parties will engage Steve Weiss of Nutriquest, LLC to mediate a resolution of any such remaining disputed amounts between the Parties.  The Parties shall mediate and reach resolution within five days following Closing unless otherwise extended by mutual agreement of the Parties.

(v)If the Swine Inventory count is not required to be determined by the Parties in accordance with Section 1.7(a)(iv), Seller Parties will deliver a true and correct Swine Inventory Report, generated from the same system and process used to generate the initial and updated Swine Inventory Reports, as of the close of business on February 6, 2016 (or on February 5, 2016 if agreed by the Parties), which will establish the Swine Inventory count for purposes of determining the value of the Colorado Swine Inventory and Iowa Swine Inventory included in the SF Purchase Price and SFI Purchase Price under Section 1.5.

(vi)If applicable, within five days after the Closing Date, Buyer Parties may notify Seller Parties that, in the judgment of Buyer Parties, the actual Swine Inventory count as of the Closing Date with respect to either category of Swine Inventory at any site is more than five percent (5%) above or below the count with respect to such category of

Swine Inventory at such site used by the Parties for purposes of Closing.  Thereupon, the Parties shall cooperate in good faith to arrive at a mutually agreeable resolution of the possible shortfall at that site or any other site, which may include a possible payment by Seller Parties to Buyer Parties or payment by Buyer Parties to Seller Parties in an amount corresponding to any such shortfall or windfall.  If the Parties cannot arrive at a mutually agreeable resolution after five days following the beginning of discussions on the possible shortfall or windfall at that site or any other site, the Parties will engage Steve Weiss of Nutriquest, LLC to mediate a resolution of any such remaining disputed amounts. Within three Business Days following the final determination of any shortfall or windfall amount under this subsection, Seller Parties (or Buyer Parties, as the case may be) shall pay such shortfall amount to Buyer Parties (or to Seller Parties, as the case may be), and such shortfall or windfall amount shall be deemed a purchase price adjustment.

(b)Feed Inventory.  Seller Parties will take a physical inventory of the Feed Inventory at the Feed Mill as of the close of business on February 5 or 6, 2016, whichever date is the last day that the Feed Mill is in operation prior to the Closing Date, and generate an inventory report (the "Feed Mill Inventory Report").  Buyer Parties shall be present during the physical inventory and generation of the Feed Mill Inventory Report to confirm their accuracy.  The Feed Mill Inventory Report shall be used for purposes of determining the value of that portion of the Iowa Feed Inventory located at the Feed Mill included in the SFI Purchase Price under Section 1.5.

1.81031 Exchange. The Acquisitions and the other transactions contemplated hereunder are intended to qualify as like kind exchanges and qualifying use within the meaning of Section 1031 of the Code and Seller Parties reserve the rights to assign their rights (but not their obligations) to a Qualified Intermediary as provided in Treas. Reg. 1.1031(k) – 1(g) on or before the Closing Date in accordance with Section 12.1. Buyer Parties shall incur no cost or charges, nor assume any responsibility regarding any such exchange.  Seller Parties shall indemnify Buyer Parties of and from any liability or claim arising therefrom; which indemnification shall not be subject to the limitations set forth at Article 10.

1.9Remittances, Erroneous Transfers.

(a)After the Closing, if a Seller Party (or any of its Affiliates) receives any amount that is properly due and owing to a Buyer Party in accordance with the terms of this Agreement, Seller Party shall promptly remit, or shall cause to be remitted, such amount by check to Buyer Parties at the address set forth in Section 12.6 or by wire transfer into an account or accounts of a Buyer Party or any Person that Buyer Parties designate in writing. After the Closing, if a Buyer Party (or any of its Affiliates) receives any amount that is properly due and owing to a Seller Party in accordance with the terms of this Agreement, such Buyer Party promptly shall remit, or shall cause to be remitted, such amount by check to the address set forth in Section 12.6 or by wire transfer into an account or accounts designated in writing by Seller Parties.

(b)After the Closing, if the Parties determine that (i) a Seller Party (or any Affiliate of a Seller Party) has retained any assets that are Acquired Assets and should have been transferred to a Buyer Party hereunder, such Seller Party shall promptly transfer, or cause to be transferred, such assets to such Buyer Party, or (ii) a Buyer Party (or any of its Affiliates) has received title to any assets that should have been retained by a Seller Party hereunder, such Buyer Party shall transfer, or cause to be transferred, promptly such assets to such Seller Party.

1.10Post-Closing, Consents and Permit Transfers.

(a)To the extent a Consent to assignment is not obtained or taken at or prior to the Closing with respect to any Acquired Contract, (i) each Seller Party shall use its reasonable efforts to obtain or take such Consent following the Closing for such Acquired Contract; (ii) each Seller Party shall use reasonable efforts to provide to the applicable Buyer Party the benefits of such Acquired Contract or Effluent Easement (including the right to enforce for the benefit of such Buyer Party any and all rights of Seller Parties or any Affiliate of a Seller Party against any third party thereunder) for the remaining term of such Acquired Contract and (iii) subject to the foregoing limitations, each Seller Party shall cooperate with Buyer Parties in any lawful and contractually permitted arrangements acceptable to Buyer Parties that are designed to provide to Buyer Parties such benefits and obligations of the Acquired Contract for its term remaining as of the Closing Date. In connection with any such arrangements related to an Acquired Contract, Buyer Parties and Seller Parties (A) shall each abide by the terms and conditions set forth in such Acquired Contract, (B) subject to any arrangement contemplated by this Section 1.10, shall reimburse each other for payments made to or received from counterparties on behalf of each other pursuant to the terms of such Acquired Contract , (C) shall fully indemnify each other or their respective Affiliates for any Liabilities arising out of any failure by a Buyer Party or a Seller Party, as applicable, to abide by the terms and conditions of such Acquired Contract and (D) shall use reasonable efforts to ensure that Buyer Parties are put in the same economic position with respect to such Acquired Contract as if the relevant Consent had been obtained or taken as of the Closing. Notwithstanding the foregoing, in the event that any required Consent to the partial assignment of the Master Lease Agreement, dated July 26, 2012, and Equipment Schedule (Fixed) Schedule No. 8740349-029, dated August 8, 2014, is not obtained within 10 Business Days after the Closing Date, and with respect to any individual items of property subject to such Contracts which Seller Parties have not elected, in their sole discretion, to purchase prior to the Closing Date, Seller Parties shall purchase the remaining Leased Tangible Personal Property identified on Schedule 1.1(c)(vi) and Schedule 1.1(b)(viii) from the lessor, and Buyer Parties shall immediately thereafter purchase such property from Seller Parties for the lesser of cost or fair market value.  Further, notwithstanding the foregoing, in the event that Seller Parties are unable to obtain a Consent to the assignment of Commercial Rental Agreement effective February 13, 2014, or Dwelling Unit Rental Agreement effective July 10, 2015, within thirty (30) days after Closing, said leases shall be deemed Excluded Assets, and neither Seller Parties nor Buyer Parties shall have any further obligation to assign or assume such Agreements. Once any such Consent is obtained or taken, such Acquired Contract shall be deemed assigned, transferred, conveyed and delivered in accordance with the Bill of Sale, and any executory Liabilities arising out of the performance of any obligation due thereunder to the extent such obligation arose after the date such Consent is obtained or taken shall be assumed in accordance with the Assignment and Assumption Agreement.

(b)Seller Parties make no representations or warranties as to the assignability or enforceability of the Effluent Easements.  Upon Buyer Parties' request after Closing, Seller Parties shall take reasonable efforts to assist Buyer Parties in obtaining Consent to Seller Parties' assignment of particular Effluent Easements identified by Buyer Parties (but at no cost to any Seller Party).

(c)If there are any Permits held by a Seller Party or any Affiliate of a Seller Party necessary for the operations and conduct of the Business which have not been transferred to Buyer Parties as of the Closing because the transfer thereof is not permitted by Law or by the applicable Governmental Authority, or for any other reason, each Seller Party shall reasonably cooperate with Buyer Parties (but at no cost to any Seller Party) in securing such Permits for Buyer Parties. Buyer

Parties shall pay the cost of applying for any such Permits and the cost of obtaining the transfer of existing Permits and/or issuance of new Permits.

ARTICLE 2
CLOSING, DELIVERIES AND OTHER ACTIONS

2.1Time and Place of the Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be deemed to take place at the offices of Gislason & Hunter, LLP, 2700 Broadway, New Ulm, Minnesota, and, with respect to the real property comprising the Facilities at the offices of Title Resources, LLC, 2700 Broadway, New Ulm, Minnesota (the "Title Company") at 10:00 a.m. Central time (a) on February 7, 2016, subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), (b) on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or (c) at such other time and place as agreed by the Parties, (the "Closing Date"). The Closing will be effective as of 12:01 a.m. Central time on the Closing Date (the "Effective Time"). Other than with respect to Real Property (regarding any recording and other requirements for closing at the Title Company) and to Tangible Personal Property subject to certificates of title that are included in the Acquired Assets, the Closing shall not be a physical Closing, but shall occur by delivery of facsimile signatures (including PDF signatures delivered via email) by all Persons on the Closing Date of each of the documents required to be delivered by such Party pursuant to the terms hereof, with the obligation to deliver original signatures or such documents by overnight delivery by the Parties or their respective legal representatives promptly as requested by the Parties. All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the Closing Date.

2.2Deliveries by Seller Parties.  At the Closing, Seller Parties, as applicable, shall deliver, or cause to be delivered, to Buyer Parties the following items:

(a)(in escrow with the Title Company pending the Closing) with respect to the Owned Real Property, special warranty deeds subject only to Permitted Liens (collectively, the "Deeds"), dated the Closing Date and duly executed by each Seller Party, as applicable, together with any required Transfer Taxes or Tax notifications required under applicable Law;

(b)a bill of sale, substantially in the form of Exhibit B hereto (the "Bill of Sale"), dated the Closing Date and duly executed by Seller Parties;

(c)an assignment and assumption agreement, substantially in the form of Exhibit C hereto (the "Assignment and Assumption Agreement"), dated the Closing Date and duly executed by Seller Parties;

(d)appropriate instruments of transfer for the Rolling Stock and other Acquired Assets subject to certificates of title, in form reasonably acceptable to Buyer Parties, dated the Closing Date and duly executed and endorsed by Seller Parties;

(e)a Transition Management Support and Services Agreement between Seller Parties and SF, substantially in the form of Exhibit D hereto, regarding certain management services to be provided by Seller Parties following the Closing Date (the "TMSA"), dated the Closing Date and duly executed by Seller Parties;

(f)with respect to the Effluent Easements, a master assignment of easements substantially in the form of Exhibit E attached hereto (the "Assignment of Easements"), or such other document related to the assignment of the Effluent Easements reasonably requested by Buyer Parties, in each case, dated the Closing Date and duly executed by Seller Parties;

(g)a certificate attesting to the satisfaction of the conditions set forth in Sections 6.1(a),  (b), and (d) in form and substance reasonably satisfactory to Buyer Parties, dated as of the Closing Date and duly executed by an authorized officer or manager, or other appropriate authorized officer or representative, of each Seller Party;

(h)the FIRPTA Certificates, dated the Closing Date and duly executed by Seller Parties;

(i)payoff letters or Contracts, in form reasonably acceptable to Buyer Parties and the Title Company, (i) from each creditor with whom a Seller Party had any outstanding Indebtedness immediately prior to the Closing set forth on the Funds Flow Statement, (ii) from each creditor with whom a Seller Party had any outstanding Indebtedness (secured or collateralized by any Acquired Asset) immediately prior to the Closing, including all creditors set forth on the Funds Flow Statement, (iii) for all Selling Expenses that have not been paid as of immediately prior to the Closing, and (iv) from any Person releasing and terminating all Liens (other than Permitted Liens) in favor of any such Person on any of the Acquired Assets, in each case, executed by the applicable parties thereto;

(j)UCC-3 termination statements in recordable form with respect to any financing statements filed against any of the Acquired Assets, releasing and terminating all Liens (other than Permitted Liens) on any of the Acquired Assets, duly executed by the parties thereto;

(k)documentation, in form reasonably acceptable to Buyer Parties, evidencing receipt of all Consents set forth on Schedule 3.4;

(l)(in escrow with the Title Company pending the Closing) affidavits sufficient to cause the deletion of the standard exceptions to title in the title commitments relating to the Owned Real Property; and

(m)such other documents and instruments as Buyer Parties shall reasonably request to consummate the transactions contemplated hereby, including such other deeds, general conveyances, endorsements, bills of sale, assignments, and other good and sufficient instruments of sale, conveyance, assignment, transfer and delivery as Buyer Parties may reasonably request in order more effectively to vest in Buyer Parties all right, title and interest in and to the Acquired Assets, in each case, duly executed by Seller Parties.

2.3Deliveries by Buyer Parties.  At the Closing (or within one Business Day thereafter solely for purposes of Section 2.3(a) below), Buyer Parties shall deliver to Seller Parties (or such other Person, as applicable) the following items:

(a)the Net Closing Cash Payment;

(b)the Assignment and Assumption Agreement, duly executed by Buyer Parties;

(c)the TMSA, duly executed by Buyer Parties;

(d)the Assignment of Easements, duly executed by Buyer Parties; and

(e)a certificate attesting to the satisfaction of the conditions set forth in Sections 6.2(a) and (b) in form and substance reasonably satisfactory to Seller Parties, dated as of the Closing Date and duly executed by an authorized officer or other appropriate authorized officer or representative of each Buyer Party.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Seller Parties, jointly and severally, represent and warrant to Buyer Parties as of the date hereof and the Closing Date as follows:

3.1Existence and Good Standing; Organization.  CFFI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. CFM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota. Each Seller Party is duly authorized, qualified or licensed to do business as a foreign corporation, company or enterprise in the States of Iowa and Colorado.

3.2Power.  Seller Parties have the requisite power and authority to (a) own, hold, operate, license and lease their properties and assets as and where currently owned, held, operated, licensed and leased and (b) carry on the Business as currently conducted.

3.3Authority, Validity, Effect and No Conflict.

(a)Each Seller Party has all requisite authority and full legal capacity to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is or is to be a party and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and at the Closing each Ancillary Agreement to which it is or is to be a party will be, duly executed and delivered by each Seller Party pursuant to all necessary authorization and is, or at Closing will be, the legal, valid and binding obligation of each Seller Party, enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors' rights and remedies generally (the "General Enforceability Exceptions").

(b)Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by each Seller Party of its respective obligations hereunder or thereunder shall (i) violate or conflict with its articles of incorporation or articles of organization, as applicable, or its bylaws or operating agreement, as applicable, in each case as amended to date and in full force and effect on the Closing Date or with any Law, Permit or Order, (ii) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which any Seller Party is a party or by which any of its assets or properties are bound or (iii) result in the creation or imposition of any Lien (other than a Permitted Lien) with respect to, or otherwise have a Material Adverse Effect upon, the Acquired Assets or any other assets used in or necessary to the conduct or operation of the Business.

3.4Consents.  Except as set forth on Schedule 3.4 and any pre-acquisition notification or Consent requirements under the HSR Act, no Consent is required in connection with the execution and delivery by any Seller Party of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including any Consents required under any of the Acquired Contracts.

3.5Subsidiaries.  Except as set forth on Schedule 3.5, no Seller Party currently has, or has had, any Subsidiaries through which the Business is or has been conducted.

3.6Property.

(a)Title.  Seller Parties (i) are in lawful possession of and (ii)(A) have good, marketable and valid fee simple title to, (B) have good, valid and marketable title to, (C) have valid and enforceable leasehold interests in, or (D) have valid and enforceable licenses or rights to use, as the case may be, all of the Acquired Assets (real or personal, tangible or intangible or mixed, including any Real Property and Tangible Personal Property), and all of the Acquired Assets and all other assets and properties of either Seller Party are free and clear of any Liens, other than Permitted Liens.

(b)Real Property.

(i)Schedule 3.6(b)(i) sets forth all real property owned by Seller Parties and primarily or exclusively used in connection with the Business (collectively, the "Owned Real Property"). Except as set forth on Schedule 3.6(b)(i), Seller Parties have not leased or granted to any Person the right to possess or use any portion of the Owned Real Property or granted any unrecorded options, rights of first offer or rights of first refusal to purchase any of the Owned Real Property.

(ii)Schedule 3.6(b)(ii) sets forth a true and complete description of all Real Property currently leased, licensed to or otherwise used or occupied (but not owned) by any Seller Party and primarily or exclusively used in connection with the Business (the Real Property required to be listed on Schedule 3.6(b)(ii), collectively, the "Leased Real Property") including, for each tract of Leased Real Property, the owner, the address, the annual fixed rental, the expiration of the term, any extension options and any security deposits.  Except as set forth on Schedule 3.6(b)(ii), no Seller Party leases any Real Property or any interest in any Real Property used primarily or exclusively in connection with the Business.  All of the Leased Real Property is used or occupied by a Seller Party pursuant to a written or oral lease, License or occupancy Contract, (collectively with all amendments, extensions, renewals, guaranties and other agreements with respect thereto, the "Real Property Leases"). A true and correct copy of each written Real Property Lease and a true and correct written description of the terms of each oral Real Property Lease, in each case, with respect to the Leased Real Property required to be listed on Schedule 3.6(b)(ii), has been delivered to Buyer Parties. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, subject to the General Enforceability Exceptions. With respect to each Real Property Lease, except as set forth on Schedule 3.6(b)(ii), (A) there are no existing defaults or facts or circumstances requiring a Seller Party to indemnify any other Person thereunder, (B) no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default by a Seller Party or, to the Knowledge of Seller Parties, any other party, to require a Seller Party to indemnify any other Person thereunder or to give Seller Parties or, to the Knowledge of Seller Parties, any other party the right to terminate, accelerate or modify any such Real Property Lease, (C) no Seller Party has subleased or assigned to any Person the right to possess or use any portion of the Leased Real Property or any interest in the Real Property Leases, and (D) the transactions contemplated by this

Agreement do not require the consent of any other party to such Real Property Lease, will not result in a breach or default under such Real Property Lease, and will not otherwise cause such Real Property Lease to cease to be valid, binding, enforceable and in full force and effect on identical terms following the Closing.  Except as set forth on Schedule 3.6(b)(ii), no Affiliate of a Seller Party is the owner or lessor of any Leased Real Property. Neither Seller Party has granted to any Person the right to use or occupy, and no third party is in possession of, the Leased Real Property or any portion thereof.  Other than the Owned Real Property, the Leased Real Property comprises all of the Real Property used primarily or exclusively in the Business, and no Seller Party is a party to any Contract to purchase or lease any Real Property or interest therein other than as provided in the Real Property Leases.

(iii)There are no conditions on any parcel of the Real Property that (A) would be revealed by a current and accurate survey of such parcel of the Real Property, and (B) have or could have a material adverse effect on the Business or such parcel of the Real Property.

(c)Tangible Personal Property.  Schedules 1.1(b)(viii) and 1.1(c)(vi) set forth a true and complete list, by category, of all material Tangible Personal Property, and also set forth a true and complete list of any other material tangible personal property that is leased by a Seller Party pursuant to a Contract, in each case, used primarily or exclusively in connection with the Business. Each Seller Party owns, or has a valid leasehold interest in, and is in possession of all of its respective Tangible Personal Property or such other tangible personal property listed on Schedules 1.1(b)(viii) and 1.1(c)(vi).

(d)Absence of Violations and Claims.  Seller Parties have not received any written notice that any of the Owned Real Property, the Leased Real Property, or the leasing (as applicable), occupancy or use of the Owned Real Property or the Leased Real Property or operation of the Business thereon, are in violation of any Laws or Permits, including the Americans with Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.) or building, zoning and other ordinances, codes, rules and regulations.

(e)Condition of Property and Assets.  There are no material defects in or damage to, the Owned Real Property or Leased Real Property (or Improvements thereon) or the Tangible Personal Property. To the Knowledge of Seller Parties, the mechanical, electrical, plumbing and other systems serving the Owned Real Property and the Leased Real Property are, in all material respects, in good working condition (ordinary wear and tear and Seller Parties' normal maintenance and replacement schedule excepted). Except as set forth in the previous sentence, the Tangible Personal Property, the Owned Real Property, the Leased Real Property, the Improvements and the other tangible assets included in the Acquired Assets are, in all material respects, in good condition, good working order and in a state of good maintenance and repair relative to customary standards in the industries in which the Business is conducted (ordinary wear and tear excepted).

3.7Litigation.  Except as set forth on Schedule 3.7, as it relates to the Business or the Acquired Assets, no Seller Party is currently, or has been, (a) subject to any continuing or unsatisfied Order, or (b) a party to or, to the Knowledge of Seller Parties, threatened to be made a party to any Action.  Except as set forth on Schedule 3.7, there are no Actions pending or, to the Knowledge of Seller Parties, threatened or Orders outstanding against Seller Parties that call into question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby.  Except as set forth on Schedule 3.7, to the Knowledge of Seller Parties, no event has occurred or circumstances exist that could reasonably be expected to give rise to or serve as a basis for the commencement of any Action of the type described in this Section 3.7.

3.8Compliance with Laws.  Except as set forth on Schedule 3.8:

(a)Each Seller Party is complying, and has complied at all times, in all material respects, with each applicable Law relating to the Acquired Assets, the Business or its operations.

(b)Without limiting the generality of the foregoing, as it relates to the Business or the Acquired Assets, no Seller Party nor any of a Seller Party's directors, officers, managers, members or employees nor, to the Knowledge of Seller Parties, any of a Seller Party's agents, brokers, representatives or consultants, acting on a Seller Party's behalf, has made, directly or indirectly, any unlawful contribution, gift, bribe, forgiveness of all or part of a debt, payoff, kickback or other unlawful payment or promise to or at the direction of any Government Official, customer or supplier in violation of any Law.

3.9Operation of the Business; Sufficiency of Assets.  Except as set forth in detail on Schedule 3.9, Seller Parties are the only entities through which the Business is or, for the past three years, has been conducted.  Except for the Excluded Assets and as otherwise set forth on Schedule 3.9, the Acquired Assets constitute all of the assets and properties (a) that are used primarily or exclusively in the Business and (b) that are necessary, adequate and sufficient to conduct and operate the Business in the Ordinary Course. The Real Property included in the Acquired Assets, subject to any Permitted Lien, together with easements and effluent spreading agreements included in the Acquired Contracts and the Effluent Easements, constitute sufficient land in order to spread effluent from the operations of the CFF Sites as required under applicable Laws. Seller Parties have the right to utilize water in accordance with valid water appropriation permits in such amounts as is necessary to operate the Business in the Ordinary Course.

3.10Absence of Changes.  Since November 13, 2015, the Business and operations of Seller Parties with respect to the Acquired Assets have been conducted in the Ordinary Course and there has not been any Material Adverse Effect in the operation of the Business or the performance or financial condition of either Seller Party related to the Business, except as set forth on Schedule 3.10.

3.11Labor Matters.  Except as set forth on Schedule 3.11:

(a)Neither Seller Party is a party to or bound by any collective bargaining agreement or similar Contract, related to the Business or the Business Employees, with any labor organization, or work rules or practices agreed to with any labor organization and, to the Knowledge of Seller Parties, no union or labor organization claims to represent any employees of either Seller Party.  No Actions for unfair labor practices or violations of labor or employment Laws are pending or, to the Knowledge of Seller Parties, have been threatened, against either Seller Party related to the Business or the Business Employees.  As it relates to the Business or the Business Employees, there are no grievances or arbitration proceedings against either Seller Party pending under any collective bargaining agreement or other labor Contract.

(b)To the Knowledge of Seller Parties, all current employees of either Seller Party related to the Business are legally authorized to work in the U.S.

(c)Neither Seller Party is delinquent in payments which are due and payable under any applicable Law to any employees of a Seller Party related to the Business for any wages, salaries, commissions, bonuses, vacation, sick leave, other paid time off, severance pay or other compensation for any services performed by them to the Closing Date.

(d)Schedule 3.11(d) sets forth a list, in tabular format, of all current employees and independent contractors (including sales representatives) of each Seller Party primarily working for or in connection with the Facilities and/or Contract Producer Sites and their respective titles, compensation and designation as either exempt or non-exempt from the overtime requirements of the FLSA. Seller Parties have provided to Buyer Parties on or prior to the Closing the rate of all regular and special compensation and commissions payable to each such Person in any and all capacities and any regular or special compensation or commissions that shall be payable to each such Person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation, and such information is true, correct and complete. To the Knowledge of Seller Parties, no employee, independent contractor or sales broker or representative of a Seller Party intends to terminate his or her employment relationship or engagement with such Seller Party with respect to the Business or the Acquired Assets.

(e)Except as set forth on Schedule 3.11(e), as it relates to the Business, neither Seller Party is a government contractor subject to equal employment opportunity or affirmative action obligations under any Law or otherwise covered by any federal executive orders applicable to government contractors.

(f)As it relates to the Business and the Acquired Assets, each Seller Party (i) is, and has been at all times, in compliance, in all material respects, with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, compensation and benefits, and wages and hours and (ii) has no direct or indirect Liability with respect to (A) to the Knowledge of Seller Parties, any misclassification of any individual as an independent contractor rather than as an employee of a Seller Party, (B) to the Knowledge of Seller Parties, with respect to any employee leased from another employer, or (C) any misclassification of any employee as exempt versus non-exempt under the FLSA.

3.12Employee Plans.

(a)Schedule 3.12(a) sets forth a complete list, with respect to each Seller Party and as it relates to the Business or any Person set forth on Schedule 3.11(d), of (i) all "employee benefit plans," as defined in Section 3(3) of ERISA; (ii) all other employee benefit arrangements, funds, programs, Contracts, plans and practices, including all severance pay, salary continuation, bonus, incentive, stock or other equity option, retirement, pension, change in control, fringe benefits, profit sharing or other compensation plans, including deferred compensation plans, contracts, programs, funds or arrangements of any kind; and (iii) all other employee benefits plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar Contract related thereto, whether or not funded, in respect of any present or former employees, managers, directors, officers, equity holders, consultants, or independent contractors of each Seller Party that are, or have been, sponsored, maintained, contributed to, or required to be contributed to by a Seller Party or any Affiliate of a Seller Party within the meaning of Section 414(b), (c), (m), or (o) of the Code ("ERISA Affiliate") or with respect to which a Seller Party or any ERISA Affiliate has or may have any Liability, an "Employee Plan," and collectively, "Employee Plans").  Neither Seller Party has Liability with respect to any plan, arrangement, Contract, program or practice of the type described in the preceding sentence other than the Employee Plans.

(b)True and complete copies have been delivered or made available to Buyer Parties of the current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof.

(c)Each Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or Contracts and in material compliance with all applicable Laws including all applicable requirements of ERISA and the Code.

(d)As it relates to the Business or the Business Employees, neither Seller Party nor any ERISA Affiliate currently has, or has had at any time, an obligation to contribute to (i) a "defined benefit plan" as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code or (iv) a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(e)No Employee Plan promises or provides retiree medical, health or life insurance or other retiree welfare benefits to any Person, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or other applicable Law, and there has been no communication (whether oral or written) to any Person that would reasonably be expected to promise or guarantee any such retiree medical, health or life insurance or other retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(f)No Employee Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the Securities and Exchange Commission or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of Seller Parties, threatened.

3.13Environmental and Safety.  Except as set forth on Schedule 3.13, as it relates to Business or any of the Acquired Assets:

(a)Each Seller Party, its respective Business and related onsite and offsite operations, and the Owned Real Property or the Leased Real Property are each, and, to the Knowledge of Seller Parties, each have been at all times, in compliance, in all material respects, with all Environmental Laws and Permits. To the Knowledge of Seller Parties, there exist no Environmental Conditions that require reporting, cleanup, remediation or any other type of response action or that could be the basis for any material Liability of any kind, and no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws.

(b)Seller Parties, with respect to the Business, are in possession of, and in material compliance with, all Permits which are required to operate the Business pursuant to applicable Environmental Laws and in the capacity represented to Buyer Parties, and all of such Permits are valid and in good standing.  Seller Parties have timely filed in the Ordinary Course applications for renewal of all such Permits to allow the Business to operate as of the Closing in the Ordinary Course.

(c)Except in the Ordinary Course and except as would not reasonably be expected to result in a Seller Party incurring material Liability under any Environmental Law, during Seller Parties' ownership and operation of the Facilities and, to the Knowledge of Seller Parties, prior to the ownership and operation of the Facilities, no Hazardous Materials have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, disposed of, spilled or in any other way Released (and no Release is threatened), on, under or about any of the Owned Real Property or the Leased Real Property, or transferred or transported to or from any of the Owned Real Property or the Leased Real Property, and no Hazardous Materials have been generated, manufactured, stored, treated or disposed of, or in any other way Released (and no Release is threatened), on, under, about or, to the Knowledge of Seller Parties, from any property adjacent to any of the Owned Real Property or the Leased Real Property. All of Seller Parties' and their respective Affiliates', and, to the Knowledge of Seller Parties, each of their respective contractors', past disposal practices relating to Hazardous Materials and hog effluent have been accomplished in accordance with all applicable Laws.

(d)No claim has been made or, to the Knowledge of Seller Parties, threatened against a Seller Party, alleging, with respect to the Business, that a Seller Party may be in violation, in any material respect, of any Environmental Law or may have any material Liability under any Environmental Law.

(e)No facts, circumstances or conditions exist with respect to the Business or any Owned Real Property or Leased Real Property or any property to which a Seller Party arranged for the storage, Release or treatment of Hazardous Materials or the application of hog effluent that could reasonably be expected to result in the Business incurring material Liability under Environmental Laws.

(f)Each Seller Party is, and has been at all times, in compliance, in all material respects, with respect to the requirements for licensing, registration, labeling and the safe handling, use, storage, transportation and disposal of all products and inventory, including furnishing any required information, such as product literature, research studies, test data, and Material Safety Data Sheets or Safety Data Sheets, to all of its employees, customers, brokers and relevant Governmental Authorities.

(g)No Seller Party, in connection with the Business or the Owned Real Property or the Leased Real Property, has ever (i) entered into or been subject to any Consent or Order with respect to any Environmental Law or Environmental Condition, (ii) received notice under the citizen suit provisions of any Environmental Law, (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition, or (iv) been subject to or, to the Knowledge of Seller Parties, threatened with any Action with respect to any Environmental Law or any Environmental Condition.

(h)No employee or independent contractor of a Seller Party has suffered any injury or exposure to Hazardous Materials while working in connection with the Business or the Owned Real Property or the Leased Real Property that has resulted in a claim or has otherwise resulted in such Person being unable to perform his or her job duties.

(i)Seller Parties have made available to Buyer Parties copies of all documents, records and information in their possession or control concerning Environmental Conditions or generated pursuant to any Environmental Law as those may relate to the Business or the Acquired Assets.

(j)Other than the facilities and systems (and related lagoons, tanks and septic systems) used in the daily operation of the Business that are required for handling animal waste and hog effluent in the Ordinary Course and in material compliance with applicable Environmental Laws, there are no impoundments, treatment or disposal areas, or underground tanks, pits or sumps and related pipes, pumps and other facilities regardless of their use or purpose, whether active or, to the Knowledge of Seller Parties, abandoned, at the Owned Real Property or the Leased Real Property, and no Seller Party has any obligation under the Real Property Leases to investigate, identify, maintain, repair, clean, remediate, upgrade or remove any such facilities.

(k)To the Knowledge of Seller Parties, there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Owned Real Property or the Leased Real Property, and no Seller Party has any obligation under the Real Property Leases to investigate, identify, maintain, remediate or remove any asbestos-containing materials.

(l)There have been no warnings, notices of violation, nuisance claims or other events related to odors or air emissions that are not in compliance with applicable Environmental Laws.

(m)There are no subsurface Releases or sources of Hazardous Materials, including petroleum and chemical contamination, that could cause vapor intrusion into buildings on the Owned Real Property or the Leased Real Property or on adjoining off-site properties.

(n)No Seller Party has sold, used, installed, generated, or disposed any asbestos-containing materials, products or wastes.

(o)Neither the Owned Real Property nor the Leased Real Property is subject to environmental Liens or activity use limitations such as engineering controls or institutional controls which could restrict the future use of the Owned Real Property or the Leased Real Property.

3.14Contracts.

(a)Other than the Acquired Contracts, the Effluent Easements, and the Packer Contracts, Schedule 3.14 sets forth all of the following Contracts primarily or exclusively used in or with respect to the Business to which a Seller Party is currently a party or to which any of the Acquired Assets are currently bound (any Contracts listed or required to be listed on Schedule 3.14, together with the Acquired Contracts, the "Material Contracts"):

(i)governing the borrowing of money or the Guarantee or the repayment of Indebtedness of a Seller Party or granting of Liens on any property or asset of a Seller Party (including any such contract under which a Seller Party has incurred any Indebtedness);

(ii)relating to employment, consulting services, severance, termination or similar Contracts or containing change-in-control or similar payments;

(iii)granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any interest in, or right, asset or property of, a Seller Party;

(iv)involving a sales representative, agent, broker, franchise or advertising arrangement or otherwise relating to the provision of the services of the Business and involving aggregate consideration in excess of $50,000;

(v)involving obligations or any Liability whatsoever to make any payments by way of material royalties, fees or otherwise in excess of $50,000;

(vi)providing for the purchase, maintenance or acquisition, storage or handling, or the sale or furnishing or providing of, materials, supplies, merchandise, inventory, equipment or services under which there are continuing obligations for any party thereto and involving aggregate consideration in excess of $50,000;

(vii)providing for the purchase, acquisition, lease or license of any Tangible Personal Property and involving aggregate consideration in excess of $50,000;

(viii)that are not cancellable by a Seller Party without penalty upon notice of 30 days or less (A) pertaining to the lease of equipment or other personal property, (B) involving management services, consulting services, independent contractor agreements, support services or any other similar services, or (C) providing for a term of greater than 12 months;

(ix)that purport to be binding on any Affiliate of a Seller Party or a Buyer Party;

(x)that are Government Contracts or settlement agreements with a Governmental Authority;

(xi)that provide any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or by other suppliers to such customer, including Contracts containing "most favored nation," "most favored customer" or similar provisions, or other provisions restricting the right to sell or license products or services in any manner, or that include rebates, refunds or volume discounts or similar provisions with respect to pricing; and

(xii)any other material Contract.

(b)Seller Parties have provided to Buyer Parties true and complete copies of each Material Contract (including each supplement, amendment or modification thereto), as amended to date.  Each Material Contract is valid, binding and enforceable against all parties thereto in accordance with its terms, subject to the General Enforceability Exceptions.  Except as otherwise set forth in Schedule 3.14, with respect to the Material Contracts: (i) no Seller Party or, to the Knowledge of Seller Parties, any other party thereto is in default under or in violation thereof; (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation thereunder by Seller Parties or, to the Knowledge of Seller Parties, any other party; and (iii) no Seller Party has released any of its rights thereunder.  Except as otherwise set forth in Schedule 3.14, no Seller Party has received any written notice from another party to a Material Contract indicating such party's intention to terminate, repudiate or disclaim such Material Contract.

3.15Permits.  Schedule 1.1(a)(xi) contains a list of all material Permits which are required for the operation of the Business as presently conducted.  Each Seller Party currently has all material Permits which are required for the operation of the Business as presently conducted.  No Seller Party is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any Permit to which it is a party and, to the Knowledge of Seller Parties, there are no facts or circumstances which could form the basis for any such default or violation.

3.16Intellectual Property.

(a)Excluding commercially available off-the-shelf, shrink wrap or click wrap Software used by a Seller Party, in each case, with an annual license fee of $5,000 or less, Schedule 3.16(a) sets forth an accurate and complete list of (i) all registered Intellectual Property that is primarily or exclusively used in or with respect to the Business, (ii) all unregistered Intellectual Property that is material to and that is primarily or exclusively used in or with respect to the Business, (iii) all Intellectual Property that is primarily or exclusively used in or with respect to the Business for which an application for registration is currently pending, and (iv) all Contracts to use

Intellectual Property that is owned, held or used by a Seller Party primarily or exclusively in or with respect to the Business.

(b)Each Seller Party has taken commercially reasonable precautions to keep confidential all Confidential Information and trade secrets owned, held or used by it.

3.17Insurance.  Schedule 3.17 sets forth a true and complete list and brief description of all policies of, and binders evidencing insurance owned or maintained by a Seller Party related to the Acquired Assets or the Business, or, in the case of the Owned Real Property, an Affiliate, as applicable.  Such policies are in full force and effect, and no Seller Party or Affiliate, as applicable, is in default thereunder.  No notice of cancellation or termination or non-renewal has been received with respect to any such policy.  No Seller Party has been refused any insurance related to the Business, nor, to the Knowledge of Seller Parties, has coverage been limited by any insurance carrier to which a Seller Party has applied for insurance or with which a Seller Party has carried insurance.

3.18Financial Statements.

(a)The financial data for the Business as of December 31, 2015, set forth in the electronic file with the file name "Due Diligence File 12 31 15 SBF xlsx Revised.xlsx" (the "Financials") in Seller Parties' electronic data room are true and correct and present fairly the financial position of the Business.

(b)The Financials were derived from the books and records of Seller Parties.

3.19Taxes.  Except as set forth on Schedule 3.19:

(a)All Tax Returns required to be filed with any Taxing Authority by the appropriate Seller Party on or before the Closing Date with respect to the Business or any Acquired Asset (i) have been timely and properly filed and (ii) are true, correct and complete, in all material respects.  All Taxes (whether or not shown as due and payable on any such Tax Return) with respect to the Business and the Acquired Assets have been timely paid or withheld and will be remitted to the appropriate Taxing Authority on or before the due date thereof.

(b)No deficiencies for Taxes or other assessments relating to Taxes have been claimed, threatened, proposed or assessed with respect to the Acquired Assets or the Business.  There is no audit by a Taxing Authority or Action now pending or threatened in respect of any Tax levied against a Seller Party relating to the Acquired Assets or the Business.

(c)None of the Acquired Assets is subject to a "safe harbor lease" under Section 168(f)(8) of the Code or "tax exempt bond financed property" under Section 168(g)(5) of the Code.

(d)No Seller Party is or has ever been a party to any "listed transaction," as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

3.20Inventory. All Inventory included in the Acquired Assets is of a quality and quantity (according to Seller Parties' normal stocking practices) that is merchantable, useable and saleable, as applicable, in the Ordinary Couse, subject to the removal of obsolete or out of condition Inventory (such as feed and medication) in the Ordinary Course, and subject to culling of sick, unhealthy, out of condition and/or dead animals in the Ordinary Course.

3.21Records. The Records included in the Acquired Assets are true, complete and correct in all material respects and Seller Parties have made available to Buyer Parties for examination the originals or true and correct copies of all documents and materials related to the Business, together with all other documents and materials reasonably requested by Buyer Parties in connection with the transactions contemplated by this Agreement.

3.22Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for any Seller Party or any of their Affiliates in connection with the negotiations relating to the transactions contemplated by this Agreement for which any Buyer Party or any of their respective Affiliates shall become obligated to pay a fee, commission or other compensation.

3.23Solvency.  Each Seller Party is Solvent and shall be Solvent upon consummation of the transactions contemplated hereby.

3.24No Further Representations.  Except for the representations and warranties contained in this Article 3, Buyer Parties are accepting the Acquired Assets "as-is," "where is" and no Seller Party makes any other express or implied representations or warranties with respect to any Seller Party, and Seller Parties disclaim any other representations and warranties.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

Each Buyer Party hereby represents and warrants, severally but not jointly, to Seller Parties as of the date hereof and the Closing Date as follows:

4.1Existence and Good Standing.  SFI is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. SF is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Oklahoma. Woodford is a limited liability partnership duly formed, validly existing and in good standing under the laws of the State of Iowa.

4.2Authority, Validity, Effect and No Conflict.

(b)Each Buyer Party has all requisite authority and full legal capacity to enter into and perform its obligations under this Agreement and any Ancillary Agreement to which it is or is to be a party and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and at the Closing each Ancillary Agreements to which it is or is to be a party will be, duly executed and delivered by each Buyer Party pursuant to all necessary authorizations and is, or at Closing will be, the legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with their respective terms, subject to the General Enforceability Exceptions.

(c)Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by each Buyer Party of its obligations hereunder or thereunder shall violate or conflict with such Buyer Party's organizational documents or any Law, Permit or Order or any Contract to which it is a party or by which it may be bound.

4.3Consents.  Except for any pre-acquisition notification or Consent requirements under the HSR Act, no Consent is required in connection with the execution and delivery by a Buyer Party of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

4.4Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for any Buyer Party in connection with the negotiations relating to the transactions contemplated by this Agreement for which any Seller Party shall become obligated to pay a fee, commission or other compensation.

4.5Financing.  Each Buyer Party has, and on the Closing Date will have, sufficient funds available to them (without the need to obtain any additional bank or other additional third party financing commitment) to pay the SFI Purchase Price, the SF Purchase Price and the Woodford Purchase Price, as applicable, to Seller Parties at the Closing.

4.6No Further Representations.  Except for the representations and warranties contained in this Article 4, Buyer Parties make no other express or implied representations, and Buyer Parties disclaim any other representations and warranties.

ARTICLE 5
PRE-CLOSING COVENANTS

5.1General.  Each of the Parties will, and will cause each of their Affiliates to, use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective (at the earliest practicable date) the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 below).

5.2Conduct of the Business in Normal Course. Each Seller Party covenants and agrees, from and after the date of this Agreement and until the Closing Date or the earlier termination of this Agreement pursuant to Section 7.1, (a) to preserve Seller Parties' respective present business organization intact, (b) to keep available the services of the present officers, employees and agents of each of Seller Parties with respect to the Business, (c) except as explicitly required hereunder, to preserve present relationships and goodwill with material suppliers, customers, landlords, creditors, employees, agents and other Persons having business dealings with either Seller Party with respect to the Business, (d) generally to operate the Business in the Ordinary Course (including funding budgeted capital expenditures), (e) to maintain the books and records of each Seller Party with respect to the Business in accordance with good business practice and GAAP, (f) to maintain all of the Acquired Assets in the same condition as they exist on the date hereof, ordinary wear and tear excepted, and maintain all insurance policies in effect as of the date hereof, without modification, (g) not to grant any Liens on any Owned Real Property or agree to any amendments of any Real Property Leases, and (h) to maintain all material Permits and Contracts necessary for the conduct of the Business.  Each Seller Party covenants and agrees that, except as otherwise expressly contemplated by this Agreement or as specifically consented to in writing by Buyer Parties, from and after the date of this Agreement and until the Closing Date or the earlier termination of this Agreement pursuant to Section 7.1, no Seller Party shall undertake or permit any action that would (i) require disclosure under Schedule 3.10, (ii) result in a breach of the representations and warranties contained in Section 3.10 or (iii) could reasonably be expected to have a Material Adverse Effect.

5.3Access to Information. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to Section 7.1, Seller Parties shall, and shall cause each of their respective Affiliates and respective representatives to, (a) afford Buyer Parties and their representatives, and any prospective lenders, and their respective representatives (collectively, the "Access Parties") reasonable access during normal business hours to the Business' personnel, properties, inventories, facilities, offices, third-party grower-finishers, third-party sites, Contracts, books and records, Permits and other documents and data, and to conduct inspections and reinspections of the Real Property comprising a part of the Acquired Assets and Improvements thereon, including environmental and other testing and review of such Real Property, (b) furnish Buyer Parties and the Access Parties with copies of all such Contracts, books and records, Permits and other existing documents and data as Buyer Parties may reasonably request, and (c) furnish Buyer Parties and the Access Parties with such additional financial, operating and other data and information as Buyer Parties may reasonably request. Buyer Parties will schedule such access in advance with CFFI by requesting access in writing no less than three Business Days prior to such requested access. During any such access, Buyer Parties will, and will cause each Access Party to, follow all biosecurity procedures reasonably requested by CFFI. Prior to the Closing, Seller Parties shall generally keep Buyer Parties informed as to all material matters involving the Business.

5.4Notice of Developments.  Seller Parties will give prompt written notice to Buyer Parties of any material adverse development causing a breach of any of its representations and warranties in Article 3 above.

5.5Breeding Practices. No Seller Party shall modify or change its current breeding practices with respect to the Breeding Stock, except as in the Ordinary Course. No Seller Party shall accelerate the sales of market hogs in connection with the Business or the Breeding Stock culls, or decelerate sales of the Swine Inventory.

5.6No Solicitation of Other Bids; Exclusivity.

(a)From the date hereof through February 28, 2016, Seller Parties shall not, and shall not authorize or permit any of their respective Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller Parties shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Buyer Parties or any of their Affiliates) concerning the acquisition, sale, lease, exchange or other disposition of the Business or the Acquired Assets, other than sales of Inventory in the Ordinary Course.

(b)In addition to the other obligations under this Section 5.6, Seller Parties shall promptly (and in any event within three Business Days after receipt thereof by Seller Parties or any of their representatives) advise Buyer Parties orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)Seller Parties agree that the rights and remedies for noncompliance with this Section 5.6 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer Parties and that money damages would not provide an adequate remedy to Buyer Parties.

5.7Risk of Loss; Casualty Loss.

(a)If, between the date of this Agreement and the Closing, any of the Owned Real Property, Improvements on any Real Property or Tangible Personal Property included in the Acquired Assets shall be destroyed or damaged in whole or in part by fire, earthquake, flood, or other casualty (a "Casualty Loss"), then, in addition to and without limitation of any right of Buyer Parties not to consummate the transactions contemplated by this Agreement pursuant to Section 6.1, at the Closing, Seller Parties shall assign to Buyer Parties, and Buyer Parties shall have the right to make a claim for and to retain any casualty insurance proceeds received (net of any reasonable out-of-pocket expenses) under the casualty insurance policies in effect with respect to the subject Owned Real Property, Improvements or Tangible Personal Property on account of such Casualty Loss as shall be necessary to perform repairs to and/or to rebuild such Owned Real Property, Improvements or Tangible Personal Property to substantially the same condition as it existed prior to the occurrence of such Casualty Loss.

(b)If, between the date of this Agreement and the Closing, any condemnation proceeding is commenced with respect to any Real Property included in the Acquired Assets, in addition to and without limitation of any right of Buyer Parties not to consummate the transactions contemplated by this Agreement pursuant to Section 6.1, Seller Parties shall assign to Buyer Parties at the Closing all of each Seller Party's right, title and interest in and to all awards made in respect of such condemnation and shall pay over to Buyer Parties all amounts theretofore received by any Seller Party (net of any reasonable out-of-pocket expenses) in connection with such condemnation.

ARTICLE 6
CONDITIONS TO OBLIGATION TO CLOSE

6.1Conditions to Obligation of Buyer Parties.  The obligation of Buyer Parties to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)Seller Parties shall have performed and complied in all material respects with all of their respective covenants hereunder through the Closing, except for those covenants that are qualified by materiality or with respect to a Material Adverse Effect, which shall be complied with in all respects;

(b)the representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date, except for those representations that are qualified by materiality or with respect to Material Adverse Effect, which shall be true and correct in all respects;

(c)no Action shall be pending before any Governmental Authority or arbitral body wherein an unfavorable Order would prevent consummation of any of the transactions contemplated by this Agreement;

(d)Since November 13, 2015, there has been no event, occurrence, fact, condition or change (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect;

(e)the deliverables set forth in Section 2.2 shall have been delivered to Buyer Parties;

(f)Buyer Parties shall have received the Title Company's commitment to issue an owner's title insurance policy with respect to each of the CFF Sites, the Feed Mill and the Truck Washes, insuring the applicable Buyer Party in such amounts and together with such endorsements, and otherwise in such form, as Buyer Parties shall require.  Such title insurance policy shall insure fee simple title to each of the CFF Sites, the Feed Mill and the Truck Washes, free and clear of all Liens other than Permitted Liens.  The cost of such title insurance policy shall be paid by Seller Parties at the Closing. The cost of any endorsements to the title insurance policy shall be paid by Buyer Parties;

(g)Buyer Parties have had the opportunity to complete and have reached a satisfactory conclusion, without limitation, in Buyer Parties' sole and absolute discretion, of any additional due diligence regarding Seller Parties and their assets and liabilities, past, current or pending Actions, Permit status, water rights, environmental compliance and any and all other aspects or matters of Buyer Parties' choice or request;

(h)Seller Parties, or their applicable Affiliates, have repaired the leaking fuel pump located at the Feed Mill such that such pump is in good condition and good working order, as determined in good faith by Buyer Parties; and

(i)If determined to be required by the Parties, any waiting periods or extensions thereof under the HSR Act with respect to the Acquisitions or other transactions contemplated hereunder shall have expired.

Buyer Parties may waive any condition specified in this Section 6.1 by providing written notice of such waiver to Seller Parties at or prior to the Closing.

6.2Conditions to Obligation of Seller Parties.  The obligation of Seller Parties to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)Buyer Parties shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except for those covenants that are qualified by materiality or with respect to Material Adverse Effect, which shall be complied with in all respects;

(b)the representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date, except for those representations that are qualified by materiality or with respect to Material Adverse Effect, which shall be true and correct in all respects;

(c)no Action shall be pending before any Governmental Authority or arbitral body wherein an unfavorable Order would prevent consummation of any of the transactions contemplated by this Agreement;

(d)the deliverables set forth in Section 2.3 shall have been delivered to Seller Parties or such other Person, as applicable; and

(e)If determined to be required by the Parties, any waiting periods or extensions thereof under the HSR Act with respect to the Acquisitions or other transactions contemplated hereunder shall have expired.

Seller Parties may waive any condition specified in this Section 6.2 providing written notice of such waiver to Buyer Parties at or prior to the Closing.

ARTICLE 7
TERMINATION

7.1Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(a)Buyer Parties and Seller Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)Buyer Parties may terminate this Agreement by giving written notice to Seller Parties at any time prior to the Closing (i) in the event any Seller Party has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer Parties have notified such Seller Party, as applicable, of the breach, and the breach has continued without cure for a period of 14 days after the notice of breach or (ii) if the Closing shall not have occurred on or before February 28, 2016, by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from a Buyer Party breaching any representation, warranty, or covenant contained in this Agreement); or

(c)Seller Parties may terminate this Agreement by giving written notice to Buyer Parties at any time prior to the Closing (i) in the event any Buyer Party has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller Parties have notified Buyer Parties of the breach, and the breach has continued without cure for a period of 14 days after the notice of breach or (ii) if the Closing shall not have occurred on or before February 28, 2016, by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from Seller Parties breaching any representation, warranty, or covenant contained in this Agreement).

7.2Effect of Termination.  If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party (except for any Liability of the Party then in breach, which Liability shall be limited to: (a) with respect to a termination under Section 7.1(b), the reasonable costs and expenses incurred by Buyer Parties in connection with the negotiation, diligence and efforts in connection with preparation for Closing hereunder and (b) with respect to a termination under Section 7.1(c), the reasonable costs and expenses incurred by Seller Parties in connection with the negotiation and efforts in connection with preparation for Closing hereunder).

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1Non-Solicitation and Non-Disclosure.

(a)Non-Solicitation.  During the 12-month period after the Closing Date, each Seller Party and each Buyer Party shall not, and shall cause their respective Affiliates not to, directly or indirectly, at any time solicit or induce or attempt to solicit or induce any employee of Seller Parties, in the case of Buyer Parties and their Affiliates, or of Buyer Parties, in the case of Seller Parties and their Affiliates, to terminate such employee's employment, without obtaining written consent of Buyer Parties or Seller Parties, as the case may be, prior to such solicitation or inducement. Such prohibition on solicitation shall not apply to general solicitations, including job postings on the Internet or in newspaper print advertisements.

(b)Non-Disclosure.  Each Seller Party and each Buyer Party shall, and shall cause its Affiliates to, keep in strict confidence, and shall not, and shall cause its Affiliates not to, directly or indirectly, at any time, (i) disclose, divulge or make accessible to any Person any Confidential Information, without the prior written consent of the disclosing Party, or (ii) use any Confidential Information for such Seller Party's or such Buyer Party's own account, for the account of any other Person, or to the detriment of the disclosing Party or its Affiliates, without the prior written consent of the disclosing Party.  From and after the Closing, upon request by a Party, each Party shall deliver to such requesting Party all tangible embodiments relating to the Confidential Information that such Party possesses or has under its control.  Confidential Information shall include all terms of this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby.  Notwithstanding the foregoing provisions of this Section 8.1(b), Seller Parties and Buyer Parties shall be entitled to disclose Confidential Information to their respective counsel and representatives who "need to know" such information in connection with the performance of their duties therefor, so long as such counsel and representatives comply with the limits on disclosure and use contained in this Section 8.1(b).  Seller Parties and Buyer Parties, as the case may be, will be liable for any breach of this Section 8.1(b) by their Affiliates, counsel or representatives. Notwithstanding the foregoing, following the Closing, no Buyer Party will have any obligations or responsibilities under this Section 8.1(b) with respect to the Confidential Information included in the Acquired Assets or related to the Business.

(c)Acknowledgment and Relief.  Each Party acknowledges and agrees that the remedies at Law available for breach of any of any Party's obligations under this Section 8.1 would be inadequate; therefore, in addition to any other rights or remedies that the Parties may have at Law or in equity, the Parties shall be entitled to temporary and permanent injunctive relief, without the posting of any bond.  If it shall be judicially determined that a Party has violated this Section 8.1, then the applicable period described in this Section 8.1 shall automatically be extended by a period of time equal in length to the period during which such violation or violations occurred.

(d)Enforceability.  If any of the covenants contained in this Section 8.1 are determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then such covenant will not be deemed void, and the Parties agree that the scope of such covenant may be modified by the court and that such covenant will be deemed amended in accordance with such modification, it being specifically agreed by the Parties that it is their continuing desire for each covenant contained in this Section 8.1 to be enforced to the full extent of its terms but that, if a court finds the scope of any such covenant unenforceable, the court should redefine the scope of such covenant so as to comply with applicable Law.

8.2Further Assurances.  From and after the Closing, at the request of a Seller Party or a Buyer Party, each Seller Party or Buyer Party, as the case may be, shall execute and deliver to the requesting Party, or cause to be executed and delivered on behalf of a Party to such requesting Party, such instruments and other documents as the requesting Party may reasonably request in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements, including all further materials, documents and instruments of conveyance, transfer or assignment to effect, record or verify the transfer to, and vesting in a Buyer Party, as applicable, of, each Seller Party's right, title and interest in and to the Acquired Assets, free and clear of all Indebtedness and Liens, in accordance with the terms of this Agreement.

8.3Press Release and Announcements.    Each Seller Party shall not, and shall cause its Affiliates, managers, directors, officers, employees, equity holders, former equity holders, agents or representatives not to, issue any press release or other announcement, including any announcement to employees, customers, packers, grower-finishers, suppliers, lenders or others having dealings with a Seller Party or any of their Affiliates, relating to the subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, absent the advance mutual agreement of the Parties as to any press release or announcement and the form thereof. Except as required by applicable securities Laws, each Buyer Party shall not, and shall cause its Affiliates, managers, directors, officers, employees, equity holders, former equity holders, agents or representatives not to, issue any press release or other announcement (other than any announcement to employees, customers, packers, grower-finishers, suppliers, lenders or others having dealings with a Buyer Party or any of their Affiliates) relating to the subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, absent the advance mutual agreement of the Parties as to any press release or announcement and the form thereof.

8.4Expenses.  Except as otherwise provided in this Agreement with respect to Selling Expenses and Transfer Taxes, each of the Parties shall bear its respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

8.5No Amendment of Employee Plans or Arrangements.  No provision of this Agreement shall constitute an amendment to any employee benefit or compensation plan, policy agreement or arrangement of a Buyer Party, a Seller Party, or their respective Affiliates, or obligate a Buyer Party or a Seller Party to provide any compensation or benefits to any Business Employee for any period of time or in any way limit Buyer Parties' or Seller Parties' ability to change the compensation or benefits it offers to its employees, except as provided in the retention agreements between certain Business Employees and SF.

8.6Employee Matters.

(a)Subject to satisfaction of Buyer Parties' customary pre-employment/post-offer procedures and qualifications, including any applicable drug screening, background checks and employment authorization verification, Buyer Parties will offer to substantially all of the Business Employees employment with a Buyer Party or an Affiliate of a Buyer Party following the Closing on terms as Buyer Parties may determine but, in each case, with compensation rates for a period of 12 months following the Closing Date equal to or greater than the current compensation rate for such Business Employee, SF's standard package of employee benefits and with full credit for prior service to Seller Parties (but not any benefits accrued) for purposes of determining time-off, vacation, sick time and eligibility for Buyer Parties' 401(k) plan (including credit for any vesting) and, to the extent permitted under the applicable insurance policies, any sponsored insurance. At or prior to Closing, Buyer Parties shall identify to Seller Parties the Business Employees to whom Buyer Parties will offer employment (such offerees who accept employment, collectively, the "Continuing Employees"). Excepting those Liabilities arising from a Buyer Party's violation of applicable Law in connection with any offer of employment to the Business Employees, Seller Parties shall remain responsible for all Liabilities of any kind relating to Seller Parties' employment of any employees, except as hereinafter provided.  Without limiting the generality of the foregoing sentence, Seller Parties shall (i) provide all notices required under applicable Law to its employees with respect to the transactions contemplated herein, and (ii) be and remain responsible for any required compliance with respect to the Business Employees under the Worker Adjustment, Retraining and Notification Act of 1988 (including the giving of any notice required thereunder), any state or local Laws regarding plant closing, layoffs or similar matters relating to periods prior to the Effective Time, and any notices or compliance required under COBRA or similar state or local Laws.  The Parties agree that the liability for benefits accrued and claims incurred under any of the Employee Plans shall remain the responsibility of the Employee Plans and Seller Parties.

The Parties agree that Buyer Parties shall have no Liability under any of the Employee Plans, including, without limitation, benefits accrued or claims incurred under such plans or with respect to the administration of the Employee Plans. Seller Parties shall solely be responsible for the provision of COBRA continuation coverage under Section 4980B of the Code or other applicable Law to all employees who are not Continuing Employees, former employees or their beneficiaries entitled to such continuation coverage under any Employee Plan related to the Business.

(b)Seller Parties shall, as of the Effective Time, terminate the employment of all of the Continuing Employees.  Except as specifically provided for herein, Seller Parties shall satisfy and remain solely responsible for all severance pay (if any), vacation pay, employee benefits and other legal obligations with respect to the Business Employees. The Parties will mutually agree prior to the Closing on any amounts to be deducted from the Total Consideration for any unpaid salary, wages or benefits amounts (which deducted amounts thereupon will be applied by SF to the satisfaction of such unpaid salary, wages or benefits amounts). Except as specifically provided in this Agreement, Buyer Parties shall have no Liability with respect to the Business Employees. Notwithstanding the foregoing, Buyer Parties shall pay to the Continuing Employees any January 2016 accrued but unpaid production bonuses no later than March 31, 2016, and upon such payment to the Continuing Employees, Seller Parties shall promptly reimburse Buyer Parties for the pre-Closing pro rata share of such payments. Any Continuing Employees who have accrued and unused time-off as of the Closing Date shall be entitled to take such time-off without pay from Buyer Parties or their Affiliates.

(c)All provisions contained in this Section 8.6 with respect to Business Employees are included for the sole benefit of Seller Parties and Buyer Parties, and nothing in this Agreement, whether express or implied, shall create any third party beneficiary, guarantees or other rights (i) in any other Person, including any Business Employees or former employees of Seller Parties or (ii) to continued employment with Buyer Parties or any of their Affiliates, or at certain compensation levels or with certain benefits.

8.7Operating Costs Proration. After the Closing Date, all operating costs, including electricity, gas, water, telephone, trash removal, snow removal, landscaping, janitorial and maintenance and all other utilities and similar services (collectively, the "Operating Costs") with respect to the Acquired Assets will be contracted for and paid by Buyer Parties.  If there is any period after the Closing Date when such Operating Costs have not been transitioned to direct contracts with Buyer Parties, then Buyer Parties will reimburse the applicable Seller Party for the costs of such Operating Costs for such period after the Closing Date. All Operating Costs with respect to the Acquired Assets for any period of time occurring partially before and partially after the Closing Date will be prorated between Seller Parties and Buyer Parties.

8.8Davis County Nuisance Mediation. The Parties acknowledge that Seller Parties have participated in a mediation with respect to a certain nuisance claim against Seller Parties, along with Parks, Cargill and Triumph, in connection with the proposed construction of three Parks' finishing barns in Davis County, Iowa, Mediation File #FNI/9.29.14 (Requesting Party – County Line Neighbors – Davis and Appanoose Counties) (the "Davis County Matter"). Following the Closing Date, Seller Parties will remain responsible for the control of, and for any and all Liabilities arising out of or attributable to the operation or ownership of Seller Parties' facilities prior to the Closing (including any Liabilities incurred by Buyer Parties), in connection with any future Action related to the Davis County Matter provided that such Action is filed prior to the second anniversary of the Closing Date. Buyer Parties shall be responsible for any Liabilities arising out of or attributable to Buyer Parties' ownership, management, control or operation of such facilities after the Closing Date (including any Liabilities incurred by Buyer Parties) only to the extent Buyer Parties take or fail to take any actions that directly result in aggravating or increasing Liabilities arising out of or attributable to the Davis County Matter.

8.9Survey Exceptions. If, at the Closing, any title commitments issued by the Title Company contain exceptions or endorsements that would be eliminated by conducting a survey, Seller Parties will, within two months after the Closing, obtain and provide to the Title Company a survey, survey certificate or other items sufficient to enable the Title Company to cause the removal of any such exceptions or endorsements in any of the title commitments issued by the Title Company, in each case, dating back to the Closing Date and shall delivery the updated title policy to Buyer Parties.

8.10Antitrust Cooperation. If there is a disagreement between the Parties about antitrust strategy, the Buyer Parties' decision controls. Notwithstanding anything to the contrary in this Agreement, Buyer Parties have the sole right to control and direct antitrust strategy in connection with review of the Acquisitions by any Governmental Authority, or any Action by, or negotiations with, any antitrust authority or other Person relating to the Acquisitions and will take the lead in all meetings, discussions and communications with any Governmental Authority relating to obtaining antitrust approval for the Acquisitions. Buyer Parties and Seller Parties will use commercially reasonable efforts to:

(a)promptly and fully inform the other Parties of any written or oral communication received from or given to the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority or any Person relating to any inquiry, investigation or proceeding relating to the Acquisitions or any filing submitted to any Governmental Authority and promptly provide the other a copy of any written communication or filing received from or provided to any Governmental Authority or Person regarding the Acquisitions (subject to applicable Laws regarding privilege) as well as copies of any documents submitted in response to Item 4(c) or 4(d) of the HSR Form, provided that no privileged information or information that is deemed to be competitively sensitive is required to be shared;

(b)allow the other Parties to review in advance and to the extent practicable, consult with one another on and consider in good faith the views of the other with respect to any written communication or submission to any Governmental Authority relating to any inquiry, investigation or proceeding involving the Acquisitions; and

(c)agree not to participate in any material meeting or discussion with any Governmental Authority regarding any filing, inquiry or investigation relating to the Acquisitions unless, to the extent practicable, the participating Party consults with the other Parties in advance, and to the extent not prohibited by Law and permitted by the Governmental Authority, gives the other Parties, including outside counsel, reasonable notice and an opportunity to attend and participate.

ARTICLE 9
TAX MATTERS

9.1Total Consideration Allocation.  Within 45 days after the Closing Date, the Parties shall jointly prepare a statement (the "Allocation Statement") allocating the Total Consideration (together with the amount of Assumed Liabilities treated as assumed by Buyer Parties for U.S. federal income tax purposes) among the Acquired Assets (the "Allocation"). The Parties shall make entirely consistent use of the Allocation for all Tax and financial reporting purposes, including for any Tax Returns and any forms or reports required to be filed pursuant to Section 1060 of the Code (including IRS Form 8594), or any comparable provision of applicable Law, and shall not take any position inconsistent therewith, in any Tax proceeding related to the determination of any Tax; provided,  however, that nothing contained herein shall prevent Buyer Parties or Seller Parties from settling any proposed Tax deficiency or adjustment by any Governmental Authority based upon or arising out of this allocation, and neither of Buyer Parties nor Seller Parties shall be required to litigate before any court any proposed deficiency or adjustment by any

Governmental Authority challenging such allocation. Notwithstanding anything in this Agreement to the contrary, allocations under this Section 9.1 shall be made in accordance with applicable Law, including Section 1060 of the Code to the extent applicable.

9.2Transfer Taxes.  Except for any recording fees, for which Buyer Parties shall be liable, Seller Parties shall be jointly and severally liable for the payment of any transfer (including securities transfer), excise, franchise, property, documentary, sales, use, stamp, registration, filing, recording, value added and other such Taxes and fees (including any penalties, interest, and additions to Tax) imposed in connection with this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby ("Transfer Taxes"). Seller Parties shall, upon request of Buyer Parties, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax. Unless otherwise required by applicable Law, Seller Parties will timely pay when due all Transfer Taxes and will cause to be timely filed all necessary Tax Returns and other documentation with respect to all Transfer Taxes and fees. Seller Parties shall provide Buyer Parties with copies of all Tax Returns and other documentation for Transfer Taxes and evidence that all Transfer Taxes have been timely paid.

9.3Cooperation on Tax Matters. Buyer Parties, on the one hand, and Seller Parties, on the other hand, shall, and shall cause their Affiliates to, cooperate fully, as and to the extent reasonably requested by any other Party, with regard to Tax matters, including in connection with the preparation, execution and filing of Tax Returns, the obtaining and filing of exemption certificates and other similar documentation, and any audit, examination, inquiry, claim for refund or Action with respect to Taxes (each a "Tax Proceeding"). A Party's cooperation shall include retaining records and information that are reasonably relevant to any such Tax Return or Tax Proceeding, providing any other Party with access to copies of such material upon request, and making employees available on a mutually convenient basis to provide explanation of any such material. Notwithstanding anything to the contrary herein, nothing in this Section 9.3 shall require Buyer Parties or any of their Affiliates to provide any Seller Party or any of their respective Affiliates with access to or copies of Tax Returns of Buyer Parties or their Affiliates. Buyer Parties and Seller Parties shall, upon request, use commercially reasonable efforts to obtain any certificate (including resale certificates) or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

9.4Tax Clearance Certificates. If Seller Parties have not delivered to Buyer Parties as of the Closing any Tax Clearance Certificate, Seller Parties shall deliver to Buyer Parties within 10 days after the Closing Date such Tax Clearance Certificate. Seller Parties shall notify the Taxing Authorities for the States of Iowa and Colorado of the transactions contemplated by this Agreement and the Ancillary Agreements in the form and manner required by such Taxing Authorities, if the failure to make such notifications or receive any available Tax Clearance Certificate could subject a Buyer Party to any Taxes of Seller Parties. If any Taxing Authority asserts that Tax is owed, Seller Parties shall promptly pay any and all such amounts and shall provide evidence reasonably satisfactory to Buyer Parties that such Liabilities have been paid in full or otherwise satisfied.

9.5Pre-Closing Tax Periods. Except as otherwise provided in Section 9.6 for Straddle Period Taxes, Seller Parties shall be responsible for, and shall promptly pay when due, all Taxes (a) of each Seller Party and their Affiliates, (b) related to or imposed on the Acquired Assets or the Business for any Pre-Closing Tax Period or (c) required to be paid pursuant to any Tax sharing or allocation Contract.

9.6Straddle Periods; Proration.

(a)In the Case of any Straddle Period:

(i)Taxes imposed with respect to Tangible Personal Property and Real Property included in the Acquired Assets ("Property Taxes") of any Person for the pre-Closing portion of any Straddle Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

(ii)Taxes of any Person (other than Property Taxes) for the pre-Closing portion of any Straddle Period shall be computed as if such Straddle Period ended as of the close of business on the day before the Closing Date.

(b)Property Taxes in respect of the Acquired Assets shall be prorated, allocated or adjusted between Buyer Parties and Seller Parties pursuant to a written statement (the "Proration Statement") to be prepared by Buyer Parties and Seller Parties prior to the Closing.  Any additional amounts owed by Buyer Parties or credits due to Buyer Parties in respect of prorated Taxes shall be reflected in such Proration Statement.

(c)Following Closing, all Property Taxes due with respect to the Acquired Assets or the operation of the Business, including any and all Property Taxes for the fiscal year in which the Closing Date occurs and which is due and payable in the following fiscal year, shall be remitted to the appropriate Taxing Authority by Buyer Parties.  All Property Taxes assessed for the Straddle Period shall be attributed to pre-Closing and post-Closing periods in accordance with this Section 9.6 using 100% of the latest available rates, classifications, assessed values and assessments, as shown by the assessment records of Seller Parties on the Closing Date. If any Property Taxes assessed for the Straddle Period are based upon a partial assessment of the present property Improvements or a changed tax classification as of the Closing Date, the Property Taxes for the Straddle Period shall be attributed to pre-Closing and post-Closing periods based on the current millage rate, the assessed value, legislative Tax rollbacks and real estate Tax exemptions that will actually be applicable, as shown by the applicable assessor's records on the Closing Date. The portion of Property Taxes so attributed to Pre-Closing Tax Periods shall be borne by Seller Parties, and the balance of Property Taxes shall be borne by Buyer Parties.  Seller Parties' proportionate share of any Property Taxes payable by Buyer Parties shall be credited to Buyer Parties, and Buyer Parties' proportionate share of any Property Taxes payable by Seller Parties shall be credited to Seller Parties, in the Proration Statement.  This proration of Property Taxes shall not be subject to further adjustment after the Closing Date.

(d)With respect to Taxes described in this Section 9.6, (i) Seller Parties shall timely file all Tax Returns due on or before the Closing Date with respect to such Taxes and timely pay (or cause to be timely paid) such Taxes due with respect to such Tax Returns and (ii) Buyer Parties shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one Party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 9.6 and such payment includes the other Party's share of such Taxes, such other Party shall promptly reimburse the remitting Party for its share of such Taxes (in accordance with the procedures set forth in Section 1.9) after the remitting Party has provided evidence to the other Party that such Taxes have been paid.

(e)Notwithstanding anything to the contrary in this Agreement, Seller Parties shall pay (i) all Property Taxes that are necessary to cause the Acquired Assets to be conveyed to Buyer Parties and (ii) any special assessment on any of the Acquired Assets that, if not paid, would become delinquent during the calendar year of the Closing, and all such prior installments. If any preliminary or deficiency assessment of Property Taxes could be discharged by payment, Seller

Parties shall establish an escrow account to the satisfaction of Buyer Parties with sufficient funds to pay such assessments, when payable, and any unused escrow funds shall be returned to Seller Parties.

9.7Exception. Notwithstanding anything to the contrary in this Agreement and notwithstanding any right to information under Law (to the extent such right under Law can be waived), no Seller Party nor Buyer Party nor any of their Affiliates shall have the right at any time to examine the Tax Returns, Tax work papers, financial statements or information or books and records of Buyer Parties, Seller Parties (other than the Records included in the Acquired Assets), or any of their Affiliates for any purpose, except as required by Buyer Parties to prepare pro forma financial statements as required under applicable securities Laws.  Seller Parties make no representation or warranty as to the accuracy or completeness of such additional information provided to Buyer Parties and shall have no Liability to Buyer Parties or any other party with respect thereto.

ARTICLE 10
REMEDIES

10.1General Indemnification Obligations.

(a)Subject to the conditions and limitations contained in this Article 10, Seller Parties shall, jointly and severally, indemnify, defend and hold harmless Buyer Parties, their Affiliates and each of their respective stockholders, partners, officers, managers, members, directors, employees and agents (each a "Buyer Indemnified Party") from and against any and all losses, Liabilities, damages, penalties, judgments, awards, settlements, costs, fees, expenses (including reasonable attorneys' fees) and disbursements (each a "Loss" and, collectively, "Losses") incurred or suffered by any of such Persons based upon, arising out of or otherwise related to (i) any inaccuracy in any representation or warranty of Seller Parties contained in this Agreement (including any Schedule), any Ancillary Agreement (other than the TMSA) or any certificate or other document delivered pursuant to this Agreement or any Ancillary Agreement (other than the TMSA); (ii) any breach of any covenant (including with respect to the Davis County Matter) or agreement of a Seller Party contained in this Agreement (including any Schedule), any Ancillary Agreement (other than the TMSA) or any certificate or other document delivered pursuant to this Agreement or any Ancillary Agreement (other than the TMSA); and (iii) any Retained Liabilities.

(b)Subject to the conditions and limitations contained in this Article 10, Buyer Parties shall, severally but not jointly, indemnify, defend and hold harmless Seller Parties, their Affiliates and each of their respective stockholders, partners, officers, managers, members, directors, employees and agents (each a "Seller Indemnified Party") from and against any and all Losses incurred or suffered by any of such Persons based upon, arising out of or otherwise related to (i) any inaccuracy in any representation or warranty of such Buyer Party contained in this Agreement (including any Schedule), any Ancillary Agreement (other than the TMSA) or any certificate or other document delivered pursuant to this Agreement or any Ancillary Agreement (other than the TMSA), in each case, to which such Buyer Party is a party; (ii) any breach of any covenant or agreement of such Buyer Party contained in this Agreement (including any Schedule), any Ancillary Agreement (other than the TMSA) or any certificate or other document delivered pursuant to this Agreement or any Ancillary Agreement (other than the TMSA); and (iii) any Assumed Liability of such Buyer Party.

10.2Scope of Indemnification.

(a)No Seller Party shall be obligated to indemnify any Buyer Indemnified Party for any Losses under Section 10.1(a), and no Buyer Party shall be obligated to indemnify any Seller Indemnified Party for any Losses under Section 10.1(b), as the case may be, unless and until (i) in the case of any Losses under Section 10.1(a)(iii) with respect to the Retained Liabilities set forth in Section 1.4(e), the aggregate amount of such Losses exceeds $1,000,000.00 (the "Environmental Deductible"), in which event Seller Parties shall be liable for all such Losses in excess of the Environmental Deductible (which, for the avoidance of doubt, shall not include the amount equal to the Environmental Deductible), and (ii) in the case of any other Losses under Section 10.1(a) or any Losses under Section 10.1(b), the aggregate amount of such Losses exceeds $150,000.00 (the "Tipping Basket"), in which event Seller Parties or Buyer Parties, as the case may be, shall be liable for all such Losses (which, for the avoidance of doubt, shall include the amount equal to the Tipping Basket).

(b)No Seller Party shall be obligated to provide indemnification to the Buyer Indemnified Parties pursuant to Section 10.1(a) in an aggregate amount exceeding the Total Consideration. Buyer Parties shall not be obligated to provide indemnification to the Seller Indemnified Parties pursuant to Section 10.1(b) in an aggregate amount exceeding the Total Consideration.

(c)The right to indemnification, payment of damages or other remedy pursuant to this Article 10 shall not be affected by the Indemnified Party's investigation with respect to, or any knowledge acquired (or capable of having been acquired) about, the accuracy or inaccuracy of or compliance with, any representation, warranty, agreement, covenant or obligation under this Agreement or any Ancillary Agreement.

(d)Notwithstanding anything to the contrary herein, all references in this Agreement and the Schedules hereto to "material," "material respects," "Material Adverse Effect" and similar qualifications are to be excluded with regard to determining the amount of any Losses for which a Buyer Indemnified Party or Seller Indemnified Party is entitled to indemnification under this Article 10. For the avoidance of doubt, such qualifications are not to be excluded for purposes of determining the existence of a breach hereunder.

10.3Notice and Third Party Claims.

(a)Notice of Claims.  As soon as is reasonably practicable after any Seller Party or Buyer Party becomes aware of any claim that such Party has under Section 10.1 that may result in a Loss for which such Party or any other Buyer Indemnified Party or Seller Indemnified Party, as applicable, is entitled to indemnification hereunder (a "Claim"), such Party (the "Indemnified Party") shall give notice of such Claim (a "Claims Notice") to Seller Parties, in the case of a Claim by a Buyer Party, or to Buyer Parties, in the case of a Claim by a Seller Party (such Party, the "Indemnifying Party").  A Claims Notice must describe the Claim in reasonable detail and must indicate, to the extent feasible, the estimated amount of the Loss that has been or may be suffered by the Indemnified Party and any other Buyer Indemnified Party or Seller Indemnified Party, as applicable.  No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.3(a) shall adversely affect any of the other rights or remedies that the Indemnified Party or any other Buyer Indemnified Party or Seller Indemnified Party, as applicable, has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party or any other Buyer Indemnified Party or Seller

Indemnified Party, as applicable, except to the extent that such delay or failure has increased the Loss or prejudiced the Indemnifying Party.

(b)Third Party Claims.  If any Claims Notice identifies a Claim brought by an unaffiliated third party (any such Claim, a "Third Party Claim"), then a Buyer Party may at its sole election assume and conduct the defense (which, for the avoidance of doubt, includes the settlement) of such Third Party Claim with counsel selected by Buyer Parties; provided,  however, that if a Buyer Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, a Seller Party, so long as it continues to satisfy the Litigation Conditions, may assume such defense, and Seller Parties, if a Seller Party is the Indemnifying Party, shall be liable for all reasonable costs or expenses paid or incurred in connection with such defense, including any reasonable attorneys' fees.  Notwithstanding anything to the contrary herein, only Buyer Parties shall control the defense and settlement of any Third Party Claim if such Third Party Claim (i) involves an allegation of criminal charges against any Buyer Indemnified Party, (ii) seeks restrictions on the business of any Buyer Indemnified Party or (iii) involves a customer or client of any Buyer Indemnified Party.  Notwithstanding anything to the contrary herein, each of the Indemnified Party and the Indemnifying Party, as applicable, has the right to participate in (but not control if the other Party has assumed control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement, which participation rights shall include, to the extent permitted by Law, the right to notice reasonably in advance of any hearings or proceedings in connection with such Third Party Claim, the right to attend any meetings with a Governmental Authority or hearings or proceedings before any Governmental Authority and the right to receive copies of all pleadings, notices and communications related to such Third Party Claim.  The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party and to any other Buyer Indemnified Party or Seller Indemnified Party, as applicable, a complete release from all Liability in respect of such Third Party Claim, (B) grants any injunctive or equitable relief or (C) may reasonably be expected to have a Material Adverse Effect on the Indemnified Party or any other Buyer Indemnified Party or Seller Indemnified Party, as applicable.  The Indemnified Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnifying Party, (1) admit in any settlement or entry of judgment to any civil or criminal wrongdoing on the part of any director, officer, manager, shareholder or member of a Seller Party, or (2) agree to the imposition of any direct personal liability (exclusive of any indemnification obligations under this Agreement) on any director, officer, manager, shareholder or member of a Seller Party.  Notwithstanding anything to the contrary in this Section 10.3(b),  Seller Parties shall have the right to assume and conduct the defense, with counsel of its own choosing, of any Third Party Claim related to Taxes in which a Buyer Indemnified Party is not a named party to the Claim; provided, however, no Seller Party shall settle any Third Party Claim related to Taxes without Buyer Parties' prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, if the resolution of such Third Party Claim reasonably could be expected to materially adversely affect the Tax Liability or Tax attributes of a Buyer Party or its Affiliates for any Tax period ending after the Closing Date.  If a Seller Party fails to assume and conduct the defense of any such Third Party Claim related to Taxes, a Buyer Party may assume and conduct such defense.

10.4Survival.  The representations and warranties of Seller Parties and Buyer Parties contained in this Agreement or in any Ancillary Agreement shall survive the Closing Date and Claims, including any Third-Party Claims, relating to any inaccuracy in such representations and warranties may be brought until the second anniversary of the Closing Date (the "Expiration Date").  Notwithstanding the foregoing, (a) the

Expiration Date for any Claims relating to any inaccuracy in the representations and warranties set forth in Section 3.12 (Employee Plans) and Section 3.19 (Taxes) shall be the expiration of the applicable statute of limitations related to such Claim as extended under any Law plus 60 days and (b) there shall be no Expiration Date for any Claims relating to any inaccuracy in the representations and warranties set forth in the Fundamental Representations.  Any Claims pending on the applicable Expiration Date for such Claims for which written notice has been given in accordance with Section 10.3 on or before the applicable Expiration Date may continue to be asserted and indemnified against until finally resolved.  There shall be no Expiration Date with respect to any Claims relating to any Fraud committed by any Seller Party or by any Buyer Party.  Except as otherwise specified in Section 8.1, all of the covenants and agreements of Seller Parties and Buyer Parties contained in this Agreement shall survive after the Closing Date indefinitely.

10.5Tax Treatment.  Amounts paid to or on behalf of Seller Parties or Buyer Parties following the Closing Date shall be treated as adjustments to the Total Consideration for Tax purposes, to the extent permitted by applicable Law.

10.6Damages.  In no event shall any Party be liable for, nor shall the definition of Losses include, any punitive, exemplary or speculative damages that could not be recovered under Law, except (a) to the extent such damages are included in an Order or settlement Contract in respect of a Third Party Claim or (b) with respect to such damages arising out of Fraud by or on behalf of an Indemnifying Party.

10.7Indemnification in Case of Strict Liability or Indemnitee Negligence. THE PROVISIONS IN THIS ARTICLE 10 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER A CLAIM OR LOSS IS BASED UPON PAST, PRESENT OR FUTURE ACTS, ACTIONS OR LAW AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE INDEMNIFYING PARTY) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ANY PERSON (INCLUDING THE INDEMNIFIED PARTY), OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE INDEMNIFIED PARTY.

10.8Duty to Mitigate. Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

10.9Insurance and Tax Benefits. Payments by an Indemnifying Party pursuant to Sections 10.1(a) and 10.1(b) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such Claim. Further, Payments by an Indemnifying Party pursuant to Sections 10.1(a) and 10.1(b) in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized as a result of such Loss by the Indemnified Party.  If the Indemnified Party receives payment or other indemnification from an Indemnifying Party hereunder, the Indemnifying Party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such Claim to which the Indemnified Party may be entitled, and shall have the right to institute appropriate action for the recovery thereof, and the Indemnified Party agrees reasonably to assist and cooperate with the Indemnifying Party at no expense to the Indemnified Party in enforcing such rights.

10.10Indemnification Exclusive Remedy.  Except in the case of Fraud and except with respect to Sections 1.7,  8.1 and 10.10 and Article 7, the sole recourse and exclusive remedy of any Indemnified Party for the breach of any representations, warranties, covenants and agreements contained in this Agreement, any Schedule to this Agreement, any Ancillary Agreement (other than the TMSA) or any certificate or other document delivered pursuant to this Agreement, any Schedule to this Agreement or any

Ancillary Agreement (other than the TMSA), shall be to assert a claim for indemnification under the indemnification provisions of this Article 10.  Except in the case of Fraud, the only legal action which may be asserted by any Party against any other Party with respect to any matter which is the subject of this Article 10 shall be a contract action to enforce, or to recover Losses as an indemnification claim for the breach of, this Agreement pursuant to the recourse described in this Article 10.  Notwithstanding the foregoing, nothing contained in this Section 10.10 shall limit the rights of any Indemnified Party to seek or obtain any form of equitable relief, including injunctive relief, specific performance, or any other equitable remedy to which such Indemnified Party is otherwise entitled under this Agreement or any Ancillary Agreement (other than the TMSA) in addition to any relief such Indemnified Party is entitled under Article 10.

ARTICLE 11
DEFINITIONS

11.1Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referenced in this Section 11.1:

"Access Parties" has the meaning set forth in Section 5.3.

"Acquired Assets" has the meaning set forth in Section 1.1(b).

"Acquired Contracts" has the meaning set forth in Section 1.1(c)(iii).

"Acquired Permits" has the meaning set forth in Section 1.1(c)(v).

"Acquisition Proposal"  has the meaning set forth in Section 5.6(a).

"Acquisitions" has the meaning set forth in the Recitals.

"Action" means any claim, cause of action, complaint, demand, action, litigation, suit, legal proceeding or hearing, audit, assessment, investigation, interference, opposition, reexamination, inter partes review, post grant review, opposition, nullification, supplemental examination, concurrent use, controversy, cancellation, administrative enforcement proceeding or arbitration or mediation proceeding before or under the direction of any Governmental Authority.

"Affiliate" means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.  The term "control" as used in this definition (including the terms "controlled by" or "under common control with") means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise. Notwithstanding the foregoing, the following trusts shall not be deemed Affiliates for purposes of this Agreement, to-wit: Marital Share Trust created under Article IV of the Last Will and Testament of Robert A. Christensen, dated March 18, 1999; Family Share Trust created under Article V of the Last Will and Testament of Robert A. Christensen, dated March 18, 1999; RAC Trust Agreement, dated July 27, 2007; and Robert A. Christensen Family Irrevocable Trust, dated December 22, 2004.

"Agreement" has the meaning set forth in the Preamble.

"Allocation" has the meaning set forth in Section 9.1.

"Allocation Statement" has the meaning set forth in Section 9.1.

"Ancillary Agreements" means the Bill of Sale, the Assignment and Assumption Agreement, the TMSA, the Deeds, the FIRPTA Certificates and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed or delivered by any Buyer Party or any Seller Party in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

"Assignment and Assumption Agreement" has the meaning set forth in Section 2.2(c).

"Assignment of Easements" has the meaning set forth in Section 2.2(f).

"Assumed Liabilities" has the meaning set forth in Section 1.3.

"Bare Land Property" has the meaning set forth in Section 1.1(c)(ii).

"Bill of Sale" has the meaning set forth in Section 2.2(b).

"Breeding Stock" means the Colorado Breeding Stock together with the Iowa Breeding Stock.

"Business" has the meaning set forth in the Recitals.

"Business Day" means any day except Saturday, Sunday or a day on which banking institutions in the State of Iowa or Colorado are required by Law to be closed.

"Business Employee" means the employees of each Seller Party listed on Schedule 3.11(d).

"Buyer" has the meaning set forth in the Preamble.

"Buyer Indemnified Party" has the meaning set forth in Section 10.1(a).

"Buyer Party" and "Buyer Parties" have the respective meanings set forth in the Preamble.

"Casualty Loss" has the meaning set forth in Section 5.7(a).

"CFF Sites" has the meaning set forth in the Recitals.

"CFFI" has the meaning set forth in the Preamble.

"CFM" has the meaning set forth in the Preamble.

"Claim" has the meaning set forth in Section 10.3(a).

"Claims Notice" has the meaning set forth in Section 10.3(a).

"Closing" has the meaning set forth in Section 2.1.

"Closing Date" has the meaning set forth in Section 2.1.

"COBRA" has the meaning set forth in Section 3.12(e).

"Code" means the Internal Revenue Code of 1986, as amended.

"Colorado Breeding Stock" has the meaning set forth in Section 1.1(b)(iii).

"Colorado CFF Sites" has the meaning set forth in Section 1.1(a)(i).

"Colorado Effluent Easements" has the meaning set forth in Section 1.1(b)(x).

"Colorado Feed Inventory" has the meaning set forth in Section 1.1(b)(v).

"Colorado Grow-Finish Inventory" has the meaning set forth in Section 1.1(b)(iv).

"Colorado Other Inventory" has the meaning set forth in Section 1.1(b)(vi).

"Colorado Rolling Stock" has the meaning set forth in Section 1.1(b)(vii).

"Colorado Swine Inventory" has the meaning set forth in Section 1.1(b)(iv).

"Colorado Tangible Personal Property" has the meaning set forth in Section 1.1(b)(viii).

"Colorado Unweaned Pig Inventory" has the meaning set forth in Section 1.1(b)(ii).

"Confidential Information" means all information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, that relates to any business or commercial activities or plans of a Seller Party with respect to the Business (to the extent in existence on or prior to the Closing Date) or Buyer Parties or their Affiliates, including all servicing methods and business techniques, route and rate information, processes, compilations of technical and non-technical information, improvements, designs, Software, Software code, databases, concepts, procedures, training, promotional materials, training courses and other training and instructional materials, vendor and product information, sales intermediary lists and other sales intermediary information, and customer lists and other customer information, whether or not patented or patentable, and all other information (a) that is not otherwise generally available to the public or could constitute a trade secret of such Person or such Affiliate under the Uniform Trade Secrets Act or common law or (b) for which a duty of confidentiality is owed to any third party.  The term "Confidential Information" does not include (i) any information that is or becomes generally available to the public through no action of a Seller Party, including its representatives and agents and (ii) any information primarily related to the Excluded Assets.

"Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of February 2, 2015, by and between SF and CFFI.

"Consent" means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Person, including with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act.

"Continuing Employees" has the meaning set forth in Section 8.6(a).

"Contract Producer Sites" has the meaning set forth in the Recitals.

"Contracts" means all contracts, agreements (including employment agreements and non-competition agreements), leases (whether real or personal property), licenses, sublicense, commitments, understandings, courses of dealings or performance, instruments, guarantees, bids, orders and proposals, whether oral or written.

"Count Team" has the meaning set forth in Section 1.7(a)(iii).

"Davis County Matter" has the meaning set forth in Section 8.8.

"Deeds" has the meaning set forth in Section 2.2(a).

"Defects" means runts, uncastrated males, freshly castrated males, ruptures, abscesses, fresh cuts, unhealed wounds, or any other condition which causes a downgrade or condemnation of any hog by the USDA inspectors.

"Effective Time" has the meaning set forth in Section 2.1.

"Effluent Easements" has the meaning set forth in Section 1.1(c)(iv).

"Employee Plan" and "Employee Plans" have the respective meanings set forth in Section 3.12(a).

"Environment" means soil, water (including navigable waters, oceans, streams, ponds, reservoirs, drainage basins, wetlands, surface waters, underground waters, drinking waters and water vapor), land, sediments, surface or subsurface strata, ambient air, indoor air, noise, plant life, animal life and all other environmental media or natural resources including any material or substance used in the physical structure of any building or improvement.

"Environmental Condition" means any condition of the Environment with respect to the Owned Real Property, the Leased Real Property or off-site properties.

"Environmental Law" means any health, safety, land use, ecological, occupational, environmental, and natural resource laws and orders, including all laws, orders, and private land use restrictions (such as covenants, conditions, and restrictions) relating to the following: (a) noise and odors; (b) the pollution or protection of the air, soil, surface water, ground water, or other elements of the environment; (c) the use, Release, storage, disposal, emission, handling, discharge, transport, treatment, processing, distribution, or manufacturing of any Hazardous Materials; (d) the registration, labeling of Hazardous Materials; and (e) the cleanup, removal, recovery, assessment, or remediation of any damage, abandonment, leak, emission, discharge, pollution, or contamination of or into air, soil, buildings, surface water, groundwater, or personal property; in each case, whether previously, presently or hereafter in effect, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq.), the Endangered Species Act (16 U.S.C. Section 1531 et seq.), Export Administration Regulations (15 C.F.R. Parts 730 – 774) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and all similar or equivalent Laws adopted by any other Governmental Authority, and any and all implementing rules, regulations and guidance relating to any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" has the meaning set forth in Section 3.12(a).

"Environmental Deductible" has the meaning set forth in Section 10.2(a).

"Excluded Assets" has the meaning set forth in Section 1.2.

"Excluded Contracts" has the meaning set forth in Section 1.2(f).

"Expiration Date" has the meanings set forth in Section 10.4.

"Facilities" has the meaning set forth in the Recitals.

"Feed Inventory" has the meaning set forth in Section 1.1(b)(v).

"Feed Mill" has the meaning set forth in the Recitals.

"Feed Mill Inventory Report" has the meaning set forth in Section 1.7(b).

"Financials" has the meaning set forth in Section 3.18(a).

"FIRPTA Certificate" means an affidavit of an authorized representative of each Seller Party, prepared in accordance with the requirements of Section 1445 of the Code and the Treasury Regulations thereunder, substantially in the form as Exhibit F hereto.

"FLSA" means the Fair Labor Standards Act of 1938, as amended.

"Fraud" means, with respect to any Person, such Person's intentional or knowing fraud regarding the representations and warranties expressly set forth in Article 3.

"Fundamental Representations" means the representations and warranties contained in Section 3.1 (Existence and Good Standing; Organization), Section 3.2 (Power), Section 3.3 (Authority, Validity, Effect and No Conflict), Section 3.5 (Subsidiaries), Section 3.6(a) (Title to Property), Section 3.22 (Brokers), Section 4.1 (Existence and Good Standing), Section 4.2  (Authority, Validity, Effect and No Conflict) and Section 4.4 (Brokers).

"Funds Flow Statement" means the funds flow statement delivered by Seller Parties to Buyer Parties two Business Days prior to the Closing Date containing the instructions (including bank wiring instructions) for delivering the portion of the Total Consideration to be paid at Closing and other amounts to the Persons set forth thereon, including (a) any creditors with whom a Seller Party has any outstanding Indebtedness immediately prior to the Closing that is to be paid at Closing (to ensure that the Acquired Assets are free and clear of all Indebtedness and Liens), (b) any Person to whom a Seller Party owes or shall owe any Selling Expenses, and (c) Seller Parties in the amounts shown thereon, dated as of the Closing Date, in form and substance reasonably acceptable to Buyer Parties.

"GAAP" means accounting principles generally accepted in the U.S. as in effect from time to time, consistently applied.

"General Enforceability Exceptions" has the meaning set forth in Section 3.3(a).

"Government Contract" means (a) any Contract between a Seller Party, on the one hand, and any Governmental Authority, on the other hand, or (b) any Contract between a Seller Party, on the one hand, and any Person (including any subcontract or at any tier), on the other hand, pursuant to which goods or services provided by a Seller Party are to be delivered or provided to or incorporated in items delivered or provided to a Governmental Authority.

"Government Official" means (a) any official, officer, employee, representative or instrumentality of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party, or employee, manager, director or other official thereof or candidate for political offices or (c) any Person owned, in whole or in part, or controlled by any Person described in clause (a) or (b) above.

"Governmental Authority" means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator or mediator.

"Grow-Finish Inventory" means the Colorado Swine Inventory together with the Iowa Swine Inventory.

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, products, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or performance of such obligations or to protect such obligee against loss in respect of such Indebtedness or obligations (in whole or in part).  The term "Guarantee" used as a verb has a correlative meaning.

"Hazardous Material" means any pollutant, toxic substance, hazardous, special, industrial or other waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, asbestos and asbestos-containing materials, radiation or radioactive materials, leaded paints, toxic mold and other harmful biological agents, soil gases, including petroleum and chemical vapors, and polychlorinated biphenyls or any other material which could otherwise give rise to Liability under any Environmental Law.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

"Improvements" means all buildings, fixtures, structures, improvements, lagoons, roads, water and effluent pipelines, utility access and other facilities situated on any Real Property.

"Indebtedness" of any Person means: (a) any Liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligations in accordance with GAAP, (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any "earnout" or similar payments or any non-compete payments, (vi) under interest rate swap, hedging or similar agreements or (vii) for Taxes and (b) any Liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of such Person.  For purposes of this Agreement, Indebtedness of a Seller Party includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys' fees) associated with the prepayment of any Indebtedness of a Seller Party, (B) cash, book or bank account overdrafts of a Seller Party and (C) any and all amounts owed by a Seller Party to any of its Affiliates.

"Indemnified Party" has the meaning set forth in Section 10.3(a).

"Indemnifying Party" has the meaning set forth in Section 10.3(a).

"Intellectual Property means any and all of the following, and all rights in, arising out of, or associated therewith, in any jurisdiction throughout the world, whether protected, created or arising under any applicable Law, License, or otherwise: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), products, processes, prototypes, articles of manufacture, compositions of matter, know-how and other things and information, all improvements thereto, and all patent disclosures and patents (including patent applications), including all utility models, provisional applications, continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations, inter partes review proceedings, post grant review proceedings, opposition, nullification, supplemental examination proceedings and extensions thereof; (b) all copyrights, copyrightable subject matter and works of authorship (whether or not embodied in any tangible form, including instruction manuals, samples, studies and summaries), and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications and registrations in connection therewith, along with all reversions, extensions and renewals thereof; (c) trade or service marks, logos, trade names, corporate names, including the name of each Seller Party, rights in telephone numbers and trade dress rights, together with all translations, adaptations, derivations and combinations thereof and including the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (d) Confidential Information, including trade secrets and know-how (including ideas, research and development, formulae, algorithms, routines, compositions, technical data, customer and supplier lists, pricing, rate, route and cost information, and business and marketing plans and proposals); (e) all internet domain names and registrations and renewals thereof; (f) all Software and web sites; (g) registrations and applications for registration of each of the foregoing and all equivalent, similar or corresponding rights throughout the world; (h) all advertising and promotional materials and product labels; (i) all other intellectual property and other proprietary rights, and (j) all copies and tangible embodiments thereof (in whatever form or medium).

"Inventory" means all inventory produced, acquired or ordered by Seller Parties and held for use or sale primarily or exclusively in connection with the Business, including Swine Inventory, Feed Inventory and Other Inventory.

"Iowa Breeding Stock" has the meaning set forth in Section 1.1(a)(v).

"Iowa Effluent Easements" has the meaning set forth in Section 1.1(c)(iv).

"Iowa Feed Inventory" has the meaning set forth in Section 1.1(a)(vii).

"Iowa Grow-Finish Inventory" has the meaning set forth in Section 1.1(a)(vi).

"Iowa Other Inventory" has the meaning set forth in Section 1.1(a)(viii).

"Iowa Rolling Stock" has the meaning set forth in Section 1.1(a)(ix).

"Iowa Swine Inventory" has the meaning set forth in Section 1.1(a)(vi).

"Iowa Tangible Personal Property" has the meaning set forth in Section 1.1(c)(vi).

"Iowa Unweaned Pig Inventory" has the meaning set forth in Section 1.1(a)(iv).

"Knowledge of Seller Parties" means the actual knowledge of Glenn Stolt, Jeff Jagerson, Greg Howard, Jeff Rusch, Matt Burkett, Dave Rosenhamer, Adam Barka, Valerie Johnson and Leon Steffl on the date hereof after due inquiry with respect to the matters at hand.

"Law" means any foreign, federal, state or local law, statute, code, ordinance, regulation, judicial decision, rule, Order, executive order or other requirement.

"Leased Real Property" has the meaning set forth in Section 3.6(b)(ii).

"Liabilities" means any liabilities, Taxes, adverse claims, Indebtedness, fines and penalties or other obligations, whether accrued, fixed, due or to become due, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, unliquidated or otherwise, regardless of when asserted.

"License" means any license, sublicense, Contract, covenant not to sue or permission.

"Liens" means any hypothecation, mortgage, assignment, lease, license or other right of possession, deed of trust, encumbrance, Real Property title defect, infringement, interference, charge, claim, community property interest, easement, right of way, covenant, servitude, condition, equitable interest, lien, option, pledge, security interest, purchase rights, right of first refusal, tag along right or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Litigation Conditions" means (a) the defense of such Third Party Claim by the Indemnifying Party shall not, in the reasonable judgment of the Indemnified Party, materially prejudice any defense or right of the Indemnified Party or any other Buyer Indemnified Party or Seller Indemnified Party, as applicable; (b) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (c) the Third Party Claim seeks (and continues to seek) only monetary damages; and (d) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Third Party Claim in accordance with this Agreement.

"Loss" and "Losses" have the respective meanings set forth in Section 10.1(a).

"Material Contracts" has the meaning set forth in Section 3.14(a).

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition, prospects or assets of the Business, taken as a whole; provided,  however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Business operates, including any livestock disease conditions such as Porcine Reproductive and Respiratory Syndrome and Porcine Epidemic Diarrhea Virus; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer Parties; (f) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (g) losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller Parties and the Business; (h) any natural or man-made disaster or acts of God; or (i) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions; provided,  further, that such exclusions from the definition of Material Adverse Effect listed in clauses (a)-(d),  (f) or (h) above, in each case, shall not apply to the extent such event, occurrence, fact, condition or change has a disproportionate impact on the Business relative to other Persons engaged in a business similar to the Business.

"Net Closing Cash Payment" has the meaning set forth in Section 1.6.

"Operating Costs" has the meaning set forth in Section 8.7.

"Order" means any order, judgment, injunction, award, decree, ruling, charge, writ, assessment, arbitration award or other requirement of any Governmental Authority.

"Ordinary Course" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), provided,  however, that violations of Law or any failure to comply with Contracts shall not be deemed to be within the Ordinary Course.

"Other Inventory" has the meaning set forth in Section 1.1(b)(vi).

"Owned Real Property" has the meaning set forth in Section 3.6(b)(i).

"Packer Contracts" means that certain Evergreen Procurement Agreement between Tyson Fresh Meats, Inc. and CFFI dated December 24, 2012; and that certain Hog Purchase Contract between JBS USA, LLC and CFFI dated July 1, 2013.

"Parent" has the meaning set forth in the Preamble.

"Party" and "Parties" have the respective meanings set forth in the Preamble.

"Permits" means any License, permit, product registration, approval, certificate, authorization, privilege, immunity, certificate of occupancy, authority, qualification or similar document or authority that has been issued or granted by any Person.

"Permitted Liens" shall mean (a) all Liens specifically approved in writing by Buyer Parties; (b) statutory or contractual Liens arising out of operation of applicable Law with respect to a liability incurred in the Ordinary Course and which is not yet due or delinquent; (c) Liens for Taxes, business improvement district charges, water and sewer charges, and other governmental charges and impositions not yet due and payable nor subject to penalties for nonpayment or are being contested in good faith through appropriate proceedings; (d) mechanics', material men's, carriers', workmen's, warehousemen's, repairmen's, landlords' or other like Liens and security obligations that are not yet due or delinquent; and (e) those Liens set forth on Schedule 11.1(a).

"Person" means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, Governmental Authority or other entity.

"Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the Closing Date, including, for the avoidance of doubt, for any Tax period beginning on or before the Closing Date and ending after the Closing Date, the portion of such period that is before the Closing Date and through and including the Closing Date.

"Proceeding" has the meaning set forth in Section 12.8.

"Property Taxes" has the meaning set forth in Section 9.6(a)(i).

"Proration Statement" has the meaning set forth in Section 9.6(b).

"Real Property" means any and all real property and interests in real property, including the Owned Real Property and the Leased Real Property, and any other real property leaseholds and subleaseholds, purchase options, easements, Licenses, rights to access and rights of way and any other real property.

"Real Property Leases" has the meaning set forth in Section 3.6(b)(ii).

"Records" means, the following written materials, data and records (in whatever form or medium) to the extent in the possession or control of a Seller Party and relating primarily or exclusively to the Business or that are maintained in the Ordinary Course at the Facilities: (a) business records, including customer lists and records and route, rate, hauling, transportation and logistics records; (b) equipment logs; (c) service, warranty and claim records; (d) maintenance records and other documents relating to any Real Property and the Tangible Personal Property; (e) Material Safety Data Sheets or Safety Data Sheets, analytical test data, health and safety studies, engineering reports and studies, environmental reports and studies, research and development results, and other information relating to compliance with Environmental Laws; (f) documents and other information necessary to demonstrate compliance with applicable Laws or Permits, including any inspections results and training records; (g) operating guides and manuals; (h) training manuals; (i) employment, occupational, exposure and medical records of the Business Employees (other than employment records related to any Business Employee that is not offered employment by a Buyer Party, or an Affiliate of a Buyer Party) or that does not accept an offer of employment therefrom); (j) records relating to any inventory; (k) records posted to Seller Parties' electronic data room; and (l) all other documents otherwise used primarily or exclusively in the Business, including marketing, advertising and promotional materials and documents related to any of the Acquired Assets or Assumed Liabilities.

"Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, abandoning or dumping of a Hazardous Material into the Environment and any condition that results in the exposure of a Person to Hazardous Material.

"Retained Liabilities" has the meaning set forth in Section 1.4.

"Rolling Stock" has the meaning set forth in Section 1.1(b)(vii).

"Rolling Stock Value" means the fair market value, at the Effective Time, of the Rolling Stock.

"Schedule" means any schedule to this Agreement.

"Seller Indemnified Party" has the meaning set forth in Section 10.1(b).

"Seller Party" and "Seller Parties" have the respective meanings set forth in the Preamble.

"Selling Expenses" means all unpaid costs, fees and expenses of outside professionals incurred by Seller Parties relating to the process of selling the assets of each Seller Party, whether incurred in connection with this Agreement or otherwise, including all broker fees and expenses or legal, accounting, tax and investment banking fees and expenses.

"SF" has the meaning set forth in the Preamble.

"SF Acquired Assets" has the meaning set forth in Section 1.1(b).

"SF Acquired Contracts" has the meaning set forth in Section 1.1(b)(ix).

"SF Acquired Permits" has the meaning set forth in Section 1.1(b)(xi).

"SF Purchase Price" has the meaning set forth in Section 1.5(b).

"SFI" has the meaning set forth in the Preamble.

"SFI Acquired Assets" has the meaning set forth in Section 1.1(a).

"SFI Acquired Contracts" has the meaning set forth in Section 1.1(a)(x).

"SFI Acquired Permits" has the meaning set forth in Section 1.1(a)(xi).

"SFI Purchase Price" has the meaning set forth in Section 1.5(a).

"SFI Tangible Personal Property" has the meaning set forth in Section 1.1(a)(xii).

"Shortfall Amount" has the meaning set forth in Section 1.7(a)(iii)(B).

"Software" means all computer software, programs and code, including assemblers, applets, compilers, source code, object code, executable code, net lists, development tools, design tools, user interfaces and data, databases in any form or format, however fixed, and all related documentation.

"Solvent" means, with respect to any Person, that such Person (a) owns and shall own assets the fair saleable value of which are (i) greater than the total amount of its Liabilities (including contingent obligations) and (ii) greater than the amount that shall be required to pay the probable Liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it shall incur debts beyond its ability to pay such debts as they become due.

"Straddle Period" means any Tax period which begins on or before the Closing Date and ends after the Closing Date. With respect to any Property Taxes for Real Property, "Straddle Period" means any fiscal year period beginning on July 1 of a year and ending on June 30 of the following year.

"Subsidiary" means any Person of which at least twenty percent (20%) of the outstanding shares of capital stock or other equity securities or interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by a Seller Party, by one or more directly or indirectly wholly or partially owned subsidiaries of a Seller Party or by a Seller Party and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person have or might have voting power by reason of the happening of any contingency.

"Swine Inventory" means the Colorado Swine Inventory together with the Iowa Swine Inventory.

"Swine Inventory Report" has the meaning set forth in Section 1.7(a)(i).

"Tangible Personal Property" has the meaning set forth in Section 1.1(c)(vi).

"Tax Clearance Certificates" means any tax clearance certificates or similar certificates with respect to Seller from any Taxing Authority.

"Tax" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, License, withholding, payroll, employment, withholding, excise, severance, stamp, occupation, premium, personal property, real property, special assessment, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, as well as any Liabilities under any state abandonment or unclaimed property, escheat or similar Laws, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any Liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person and (c) any Liability for the payment of any amounts of the foregoing types as a result of being a transferee or successor under applicable Law, or a party to any agreements or arrangements (whether or not written), or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

"Tax Proceeding" has the meaning set forth in Section 9.3.

"Tax Return" means any return, declaration, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority, including any return, attachment or schedule of an affiliated, consolidated, combined or unitary group, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

"Taxing Authority" means any Governmental Authority responsible for the administration, collection or imposition of any Tax.

"Third Party Claim" has the meaning set forth in Section 10.3(b).

"Tipping Basket" has the meaning set forth in Section 10.2(a).

"Title Company" has the meaning set forth in Section 2.1.

"TMSA" has the meaning set forth in Section 2.2(e).

"Total Consideration" has the meaning set forth in Section 1.5(d).

"Transfer Taxes" has the meaning set forth in Section 9.2.

"Treasury Regulations" means the regulations promulgated under the Code by the U.S. Department of the Treasury.

"Truck Washes" has the meaning set forth in the Recitals.

"Unweaned Pig Inventory" has the meaning set forth in Section 1.1(b)(ii).

"U.S." means the United States of America.

"Windfall Amount" has the meaning set forth in Section 1.7(a)(iii)(B).

"Woodford" has the meaning set forth in the Preamble.

"Woodford Acquired Assets" has the meaning set forth in Section 1.1(c).

"Woodford Acquired Contracts" has the meaning set forth in Section 1.1(c)(iii).

"Woodford Acquired Permits" has the meaning set forth in Section 1.1(c)(v).

"Woodford Purchase Price" has the meaning set forth in Section 1.5(c).

ARTICLE 12
MISCELLANEOUS

12.1Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party without the prior written consent of the other Parties; provided,  however, that each Buyer Party may assign this Agreement and any or all rights or obligations hereunder (including Buyer Parties' rights to seek indemnification hereunder) to any Affiliate or Affiliates of a Buyer Party or any Person or Persons to which a Buyer Party or any of its Affiliates sells, transfers, assigns or delegates all or any portion of the Acquired Assets, Assumed Liabilities or Business.  Upon any such permitted assignment, the references in this Agreement to the assignor Buyer Party shall also apply to any such assignees unless the context otherwise requires. The Parties may, prior to the Closing, assign or exchange their respective rights (but not their respective obligations) under this Agreement to a Qualified Intermediary, as provided in Treasury Regulation 1.1031(k) – 1(g), provided that Seller Parties will bear and remain liable and responsible for any such assignment or exchange, including all costs, fees and charges associated therewith.

12.2Headings.  The headings contained in this Agreement are included for purposes of convenience only and do not affect the meaning or interpretation of this Agreement.

12.3Integration, Modification and Waiver.  This Agreement, together with any Schedules delivered hereunder and (when executed) the Ancillary Agreements and any side letters, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by Buyer Parties and Seller Parties.  No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

12.4Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words "include" and "including" and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words "without limitation," (d) the words "hereof," "herein," "hereto," "hereby," "hereunder" and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) the word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if," (f) each reference in this Agreement to a particular Article, Section or Schedule means an Article or Section of, or a Schedule to, this Agreement, unless another agreement is specified, (g) unless otherwise specified, any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as it may from time to time be amended, supplemented or otherwise modified, (h) any accounting term not defined herein shall have the meaning ascribed to it under GAAP and (i) all references to "$" or "Dollars" shall mean U.S. Dollars.

12.5Severability.  Subject to Section 8.1(d), if any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.

12.6Notices.  All notices and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given and delivered (a) when delivered in person, (b) one Business Day after having been dispatched by a nationally recognized overnight courier service or (c) upon tender by the U.S. Post Office after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the following address or facsimile number:

If to a Seller Party:

Christensen Farms & Feedlots, Inc.

23971 County Road 10

Sleepy Eye, MN  56085

Attention: Glenn Stolt

with a copy to (which shall not constitute notice):

Gislason & Hunter, LLP

2700 S. Broadway

New Ulm, MN 56073

Attention: Gary Koch

If to SFI or SF:

c/o Seaboard Corporation

9000 W. 67th Street

Merriam, Kansas 66202

Attention: Chief Financial Officer

with a copy to (which shall not constitute notice):

c/o Seaboard Corporation

9000 W. 67th Street

Merriam, Kansas 66202

Attention: General Counsel

If to Woodford:

Stephen Summerlin

9000 W. 67th Street, Suite 200

Merriam, Kansas 66202

Any Party may change its address, electronic mail address for the purposes of this Section 12.6 by giving notice to the other Parties as provided in this Agreement.

12.7Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Iowa without regard to principles of conflicts of law.

12.8Jurisdiction and Venue; Prevailing Parties.  Each of the Parties hereby irrevocably and unconditionally, for itself and its property, submits to the exclusive jurisdiction of the U.S. federal or state courts sitting in the State of Iowa, and any appellate court from any thereof, in any judicial proceeding brought against any of the Parties in connection with any dispute (each a "Proceeding") and agrees that all claims in respect of any such Proceeding may be heard and determined in any such court, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Proceeding or other Action except in the U.S. federal or state courts sitting in the State of Iowa, (b) agrees that any claim in respect of any such Proceeding may be heard and determined in the U.S. federal or state courts sitting in the State of Iowa, and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the U.S. federal or state courts sitting in the State of Iowa, and (d) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in the U.S. federal or state courts sitting in the State of Iowa.  In the event of any Proceeding under this Agreement, the prevailing Party shall be entitled to recover its attorneys' fees and court costs from the other Party. A judgment in any Proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by Law.

12.9Waiver of Jury Trial.  EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF THE PARTIES HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.10Specific Performance.  Each Party acknowledges and agrees that the subject matter of this Agreement, including the assets and properties of the Business, is unique, that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other Parties not in default or in breach.  Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity.  The Parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

12.11No Third Party Beneficiaries.  Except for the rights and remedies available to any Buyer Indemnified Party or Seller Indemnified Party pursuant to Article 10, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such respective successors and permitted assigns, any legal or equitable right or remedy of any nature whatsoever hereunder.

12.12Counterparts.  This Agreement and any Ancillary Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement and any Ancillary Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile transmission or as an attachment to an electronic mail message in "pdf" or similar format, shall be treated in all manners and respects as an original agreement or instrument and shall be considered to have the same and binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any Ancillary Agreement, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.

12.13Disclosure Schedules.  No representation or warranty of Seller Parties contained in Article 3 shall be deemed untrue or incorrect, and Seller Parties shall not be deemed to have breached any such representation or warranty, as a consequence of the existence of any fact, circumstance or event of which is expressly disclosed in the Schedules to Article 3, subject to the following sentence.  The information contained in the Schedules to Article 3 constitutes exceptions to the applicable representations and warranties contained in Article 3 only so long as a Schedule with respect to such representation and warranties contains an explicit and express reference to the representation or warranty for which an exception is intended to apply.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the day and year first above written.

CHRISTENSEN FARMS & FEEDLOTS, INC.
a Minnesota corporation

By:	/s/ Glenn Stolt
Name:	Glenn Stolt
Title:	President and Chief Executive Officer

CHRISTENSEN FARMS MIDWEST, LLC
a Minnesota limited liability company

By:	/s/ Glenn Stolt
Name:	Glenn Stolt
Title:	President and Chief Executive Officer

SEABOARD FOODS OF IOWA, LLC
a Delaware limited liability company

By:	/s/ Terry J. Holton
Name:	Terry J. Holton
Title:	President

SEABOARD FOODS LLC
an Oklahoma limited liability company

By:	/s/ Terry J. Holton
Name:	Terry J. Holton
Title:	President and Chief Executive Officer

WOODFORD CREEK FARMS LLP
an Iowa limited liability partnership

By:	/s/ Stephen G. Summerlin
Name:	Stephen G. Summerlin
Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBITS TO THE ASSET PURCHASE AGREEMENT

Following is a list of the Exhibits to the Asset Purchase Agreement, which are omitted from the Asset Purchase Agreement which is filed with the Securities and Exchange Commission ("SEC"). Seaboard Corporation ("Seaboard") undertakes to provide to the SEC the Exhibits, as requested, subject to Seaboard's right to request confidential treatment under the Freedom of Information Act.

Exhibit A              Pig Inventory Value Methodology

Exhibit B              Form of Bill of Sale

Exhibit C              Form of Assignment and Assumption Agreement

Exhibit D              Form of Transition Management Support and Services Agreement

Exhibit E              Form of Assignment of Easements

Exhibit F              Form of FIRPTA Certificates